Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

AMONG

AON NORTH AMERICA, INC.,

as Borrower,

AON PLC,

AON CORPORATION,

AON GLOBAL HOLDINGS PLC,

and

AON GLOBAL LIMITED,

as Guarantors,

THE LENDERS,

CITIBANK, N.A.,

as Administrative Agent,

BOFA SECURITIES, INC.,

as Syndication Agent,

DATED AS OF

September 18, 2026,

CITIBANK, N.A.,

BOFA SECURITIES, INC.,

HSBC SECURITIES (USA) INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

HSBC SECURITIES (USA) INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

and

WELLS FARGO BANK, N.A.

as Documentation Agents

TABLE OF CONTENTS

Article I DEFINITIONS		1
1.1.	Defined Terms	1
1.2.	Accounting Terms	25
1.3.	Divisions	25
1.4.	Rates	25
Article II THE CREDITS		26
2.1.	Commitment	26
2.2.	Required Payments	26
2.3.	Ratable Loans	26
2.4.	Types of Advances	27
2.5.	Fees; Reductions in Aggregate Commitment	27
2.6.	Minimum Amount of Each Advance	27
2.7.	Principal Payments	27
2.8.	Method of Selecting Types and Interest Periods for New Advances	27
2.9.	Conversion and Continuation of Outstanding Advances	28
2.10.	Changes in Interest Rate, etc.	29
2.11.	Rates Applicable After Default	29
2.12.	Method of Payment	29
2.13.	Noteless Agreement; Evidence of Indebtedness	30
2.14.	Telephonic Notices	30
2.15.	Interest Payment Dates; Interest and Fee Basis	30
2.16.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	31
2.17.	Lending Installations	31
2.18.	Non-Receipt of Funds by the Administrative Agent	32
2.19.	[Reserved]	32
2.20.	Replacement of Lender	32
2.21.	Defaulting Lenders	32
2.22.	[Reserved]	34
2.23.	Benchmark Replacement Setting	34
Article III YIELD PROTECTION; TAXES		38
3.1.	Yield Protection	38
3.2.	Changes in Capital or Liquidity Requirements	38
3.3.	Availability of Types of Advances	38
3.4.	Funding Indemnification	39
3.5.	Taxes	39
3.6.	Lender Statements; Survival of Indemnity	43
Article IV CONDITIONS PRECEDENT		43
4.1.	Effectiveness	43
4.2.	Closing	45
4.3.	Certain Funds Provisions	47
Article V REPRESENTATIONS AND WARRANTIES		48
5.1.	Corporate Existence and Standing	48

-i-

5.2.	Authorization and Validity	49
5.3.	Compliance with Laws	49
5.4.	Governmental Consents	49
5.5.	Financial Statements	50
5.6.	Material Adverse Change	50
5.7.	Taxes	50
5.8.	Litigation and Contingent Obligations	50
5.9.	ERISA	50
5.10.	Regulations T, U and X	51
5.11.	Investment Company	52
5.12.	Ownership of Properties	52
5.13.	Environmental Laws	52
5.14.	Insurance	52
5.15.	Insurance Licenses	52
5.16.	Disclosure	53
5.17.	Anti-Corruption Laws and Sanctions	53
5.18.	Solvency	53
5.19.	Use of Proceeds	53
Article VI COVENANTS		53
6.1.	Financial Reporting	54
6.2.	Use of Proceeds	55
6.3.	Notice of Default	56
6.4.	Conduct of Business	56
6.5.	Taxes	56
6.6.	Insurance	56
6.7.	Compliance with Laws	56
6.8.	Maintenance of Properties	57
6.9.	Inspection	57
6.10.	Merger	57
6.11.	Liens	58
6.12.	Affiliates	60
6.13.	Change in Fiscal Year	60
6.14.	Financial Covenants	60
6.15.	ERISA	61
6.16.	Indebtedness	62
6.17.	Additional Guarantors	63
Article VII DEFAULTS		63
7.1.	Representations and Warranties	63
7.2.	Non-Payment	63
7.3.	Specific Covenants	63
7.4.	Other Defaults	63
7.5.	Cross-Default	63
7.6.	Insolvency	64
7.7.	Involuntary Insolvency	64
7.8.	Condemnation	64
7.9.	Judgments	64

-ii-

7.10.	Change of Control	65
7.11.	ERISA	65
7.12.	Invalidity of Guaranty	65
Article VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		65
8.1.	Acceleration	65
8.2.	Amendments	65
8.3.	Preservation of Rights	66
Article IX GENERAL PROVISIONS		67
9.1.	Survival of Representations	67
9.2.	Governmental Regulation	67
9.3.	Headings	67
9.4.	Entire Agreement	67
9.5.	Several Obligations; Benefits of this Agreement	67
9.6.	Expenses; Indemnification	67
9.7.	Judgments	69
9.8.	Accounting	69
9.9.	Severability of Provisions	69
9.10.	Nonliability of Lenders	69
9.11.	Confidentiality	69
9.12.	Disclosure	71
9.13.	USA PATRIOT ACT NOTIFICATION	71
9.14.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	71
Article X THE ADMINISTRATIVE AGENT		72
10.1.	Appointment and Authority	72
10.2.	Rights as a Lender	72
10.3.	Exculpatory Provisions	72
10.4.	Reliance by Administrative Agent	73
10.5.	Delegation of Duties	74
10.6.	Resignation of Administrative Agent	74
10.7.	Non-Reliance on Administrative Agent and Other Lenders	75
10.8.	Administrative Agent’s Reimbursement and Indemnification	75
10.9.	No Other Duties, etc	76
10.10.	Fees	76
10.11.	Lender ERISA Matters	76
10.12.	Erroneous Payments	77
Article XI SETOFF; RATABLE PAYMENTS		80
11.1.	Setoff	80
11.2.	Ratable Payments	81
Article XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		82
12.1.	Successors and Assigns Generally	82
12.2.	Assignments by Lenders	82
12.3.	Register	84
12.4.	Participations	84
12.5.	Certain Pledges	86
12.6.	Disqualified Lenders	86

-iii-

Article XIII NOTICES		91
13.1.	Giving Notice	91
13.2.	Change of Address, etc	92
13.3.	Platform.	92
Article XIV COUNTERPARTS		93
Article XV GUARANTY		93
15.1.	Guaranty; Limitation of Liability	93
15.2.	Guaranty Absolute	94
15.3.	Rights Of Lenders	95
15.4.	Certain Waivers and Acknowledgements	95
15.5.	Obligations Independent	96
15.6.	Subrogation	96
15.7.	Termination; Reinstatement	96
15.8.	Stay Of Acceleration	97
15.9.	Condition Of Borrower	97
15.10.	Guaranty Supplements	97
15.11.	Irish Limitation	98
15.12.	English Limitation	98
Article XVI MISCELLANEOUS		98
16.1.	Choice of Law	98
16.2.	Consent to Jurisdiction, etc	98
16.3.	WAIVER OF JURY TRIAL	100

-iv-

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption
Exhibit D	Form of Guaranty Supplement
Exhibit E	Form of Solvency Certificate
Exhibit F-1	Form of U.S. Tax Compliance Certificate
Exhibit F-2	Form of U.S. Tax Compliance Certificate
Exhibit F-3	Form of U.S. Tax Compliance Certificate
Exhibit F-4	Form of U.S. Tax Compliance Certificate

SCHEDULES

Pricing Schedule
Schedule 1	Commitments
Schedule 6.11	Existing Liens

-v-

TERM LOAN CREDIT AGREEMENT

This Credit Agreement, dated as of September 18, 2026, is among Aon plc, a public limited company organized under the laws of Ireland (together with its successors and permitted assigns, the “Parent”), Aon North America, Inc., a Delaware corporation (the “Borrower”), the other Guarantors (as defined below) party hereto from time to time, the Lenders (as defined below), and Citibank, N.A., a national banking association, as Administrative Agent.

RECITALS:

A. The Borrower has requested the Lenders to extend Commitments in the amount of $4,000,000,000, under which the Borrower may obtain Loans in Dollars; and

B. The Lenders are willing to do so on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. As used in this Agreement:“2026 Credit Agreement” means that certain Credit Agreement, dated as of September 18, 2026 among the Parent, Aon Corporation, Aon UK Limited, AGH, AGL, the Borrower, the lenders from time to time party thereto and Citibank, as administrative agent, as amended, restated, amended and restated, extended, waived, supplemented or otherwise modified from time to time.

“Acquired Business” means, collectively, the Target and its subsidiaries.

“Acquisition” means the acquisition of the Target as set forth in the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of August 30, 2026, by and among the Target, the Borrower, Acquisition Sub, the Parent, and Uno Aggregator II, L.P., as securityholder representative thereunder, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Acquisition Agreement Representations” means the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that the Borrower and Acquisition Sub have the right to terminate its and their respective obligations to consummate the Acquisition (or otherwise do not have an obligation to close) under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be accurate).

“Acquisition Sub” means Cortlandt Acquisition Corp, a Delaware corporation and a direct or indirect, wholly owned subsidiary of the Parent.

“Act” is defined in Section 9.13.

“Administrative Agent” means Citibank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Agent’s Account” means (a) the account of the Administrative Agent maintained at Citibank at its office at One Penns Way, Ops II, Floor 2, New Castle, Delaware 19720, Account No. 31311565, Attention: Bank Loan Syndications or (b) such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means either a Tranche 1 Advance or Tranche 2 Advance, as applicable.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means, collectively, the Aggregate Tranche 1 Commitment and the Aggregate Tranche 2 Commitment.

“Aggregate Outstanding Credit Exposure” means, at any time, the Aggregate Outstanding Tranche 1 Credit Exposure and the Aggregate Outstanding Tranche 2 Credit Exposure of all the Lenders.

“Aggregate Outstanding Tranche 1 Credit Exposure” means, at any time, the aggregate of the Outstanding Tranche 1 Credit Exposure of all the Tranche 1 Lenders.

“Aggregate Outstanding Tranche 2 Credit Exposure” means, at any time, the aggregate of the Outstanding Tranche 2 Credit Exposure of all the Tranche 2 Lenders.

“Aggregate Tranche 1 Commitment” means the aggregate of the Tranche 1 Commitment of all the Tranche 1 Lenders, as reduced from time to time pursuant to the terms hereof. The initial Aggregate Tranche 1 Commitment is $2,000,000,000.

“Aggregate Tranche 2 Commitment” means the aggregate of the Tranche 2 Commitment of all the Tranche 2 Lenders, as reduced from time to time pursuant to the terms hereof. The initial Aggregate Tranche 2 Commitment is $2,000,000,000.

“AGH” means Aon Global Holdings plc, a public limited company organized under the laws of England and Wales.

“AGL” means Aon Global Limited, a private limited company organized under the laws of England and Wales.

“Agreement” means this Credit Agreement, as it may be amended, restated, amended and restated, extended, waived, supplemented or otherwise modified from time to time.

“Agreement Accounting Principles” means, subject to Section 1.2, generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.5.

“Alternate Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the sum of the Applicable Margin for Alternate Base Rate Advances plus the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) 1/2 of one percent per annum above the Federal Funds Effective Rate; and

(c) One percent above Term SOFR for a period of one month in effect on such day.

“Alternate Base Rate Advance” means an Advance denominated in Dollars which, except as otherwise provided in Section 2.11, bears interest at the Alternate Base Rate.

“Alternate Base Rate Loan” means a Loan denominated in Dollars which, except as otherwise provided in Section 2.11, bears interest at the Alternate Base Rate.

“Anti-Corruption Laws” means (a) the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, as amended and (b) when used in Section 5.19, solely with respect to the use of proceeds of the Loans, any other laws, rules, and regulations of any jurisdiction applicable to the Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Aon Corporation” means Aon Corporation, a Delaware corporation.

“Applicable Margin” means, (a) with respect to Alternate Base Rate Advances, the percentage rate per annum which is applicable at such time with respect to Alternate Base Rate Advances as set forth in the Pricing Schedule and (b) with respect to Term SOFR Advances, the percentage rate per annum which is applicable at such time with respect to Term SOFR Advances as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citibank, N.A., BofA Securities, Inc., HSBC Securities (USA) Inc., Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC and their respective successors, in their capacity as “Joint Lead Arrangers”.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.2(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent and the Borrower.

“Authorized Officer” means any of the president, chief financial officer, chief executive officer, treasurer, deputy corporate treasurer, vice-president, secretary, assistant secretary, controller, director or similar officer of the Parent or other Borrower, as applicable, acting singly.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” is defined in the preamble to this Agreement.

“Borrowing Minimum” means $5,000,000.

“Borrowing Multiple” means $1,000,000.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Certain Funds Period” is defined in Section 4.3(b).

“Certain Funds Provisions” means, collectively, Section 4.3, the provisions set forth therein, and the defined terms related thereto or referred to therein.

“Change” is defined in Section 3.2.

“Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, including without limitation any acquisition effected by means of any transaction contemplated by Section 6.10, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Parent and (b) the Borrower, Aon Corporation, AGH or AGL ceasing to be a direct or indirect Subsidiary of the Parent (in each case other than pursuant to a transaction permitted hereunder).

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Citibank” means Citibank, N.A., a national banking association, in its individual capacity, and its successors.

“Closing Date” means the date on which the conditions precedent specified in Section 4.2 are satisfied (or waived in accordance with Section 8.2).

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means the Tranche 1 Commitment and/or Tranche 2 Commitment, as applicable.

“Commitment Fee Rate” means 0.08%.

“Commitment Termination Date” means the date that is the first to occur of (i) the consummation of the Acquisition without using proceeds of the Loans, (ii) the termination of the Borrower’s (and Acquisition Sub’s) obligation to consummate the Acquisition pursuant to the Acquisition Agreement and the Borrower’s written notification to the Administrative Agent of the same provided that (x) the Borrower agrees to provide prompt notice of the same to the Administrative Agent and (y) a public statement announcing the same shall constitute notice, (iii) the date set forth in a written notice from the Borrower to the Administrative Agent of its election to abandon its pursuit of the Acquisition and (iv) the date that is five (5) Business Days after the Outside Date (as defined in the Acquisition Agreement as in effect on August 30, 2026), as such Outside Date may be extended pursuant to the terms of Section 8.1(a) of the Acquisition Agreement as in effect on August 30, 2026.

“Communications” is defined in Section 13.1.

“Competitor” means, as of any date, any Person that is (a) a competitor of the Borrower and its Subsidiaries or (b) any Affiliate of a competitor of the Borrower and its Subsidiaries, which Person, in each case, has been designated by the Borrower as a “Competitor” by written notice to the Administrative Agent not less than five Business Days prior to such date; provided that “Competitor” shall exclude any Person that the Borrower has designated as no longer being a “Competitor” by written notice delivered to the Administrative Agent from time to time.

“Compliance Certificate” means a certificate in substantially the form of Exhibit B hereto.

“Condemnation” is defined in Section 7.8.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate” (if applicable), the definition of “Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated”, when used in connection with any calculation, means a calculation to be determined on a consolidated basis, for the Consolidated Group, in accordance with generally accepted accounting principles.

“Consolidated Adjusted EBITDA” means, for any Measurement Period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income, in each case without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) all extraordinary, one-time, non-recurring, infrequently occurring or unusual charges (including charges in respect of litigation and settlement thereof, termination fees in connection with and pursuant to any merger or acquisition agreement and integration and restructuring charges), (vi) non-cash charges and expenses, (vii) restructuring related cash and non-cash fees, charges and expenses paid or incurred by the Parent or any Subsidiary (including employee termination costs, technology realization costs, real estate consolidation costs, asset impairments), (viii) the amount of any losses (and minus the amount of any gains) associated with sales of assets other than in the ordinary course of business, and any costs associated with discontinued operations, (ix) stock option compensation expense resulting from the adoption of Financial Accounting Standards Board Statement No. 123R and other non-cash, equity-based charges or expenses, (x) the amount of any increase (or minus the amount of any decrease) in pension expense (other than service costs) resulting from the application of Financial Accounting Standards Board Statement No. 87 or any successor thereto, (xi) any impairment charge or asset write-off or write-down (including related to intangible assets, including goodwill, long-lived assets, and investments in debt and equity), (xii) expense arising from the early extinguishment of indebtedness, (xiii) any fees, costs and expenses (including, without limitation, any issuance costs, advisory and professional fees, any transaction incentives or retention bonuses or similar payments, earnouts or other contingent consideration, and purchase price adjustments), or any amortization thereof, in connection with any proposed or completed acquisition, investment, disposition, issuance, repayment, refinancing or amendment or other modification of any indebtedness and any issuance of equity interests (in each case, including any such transaction undertaken but not completed), in an aggregate amount not to exceed 5% of the aggregate consideration for (or principal amounts of) such transactions (or, in the case of any proposed transaction, 5% of the expected consideration for or principal amount of such proposed transaction, as determined in good faith by the Parent), and (xiv) any non-cash charges or losses or realized losses attributable to mark-to-market adjustments of derivative instruments entered into in connection with any acquisition, minus any non-cash or realized gains attributable to mark-to-market adjustments of derivative instruments entered into in connection with any acquisition, in each case determined in accordance with generally accepted accounting principles for such Measurement Period.

For any Measurement Period during which the Parent or any Subsidiary shall have consummated a Specified Transaction, Consolidated Adjusted EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if such Specified Transaction occurred on the first day of such Measurement Period.

“Consolidated Funded Debt” means, without duplication, all Indebtedness listed on the balance sheet of the Consolidated Group (i) of the types described in clauses (a), (b), (c), (d) and (e) of the definition of Indebtedness (excluding, for purposes of clauses (b) and (c), any leases that constitute operating leases in accordance with Agreement Accounting Principles), and (ii) of the type described in clause (j) of the definition of Indebtedness with respect to Indebtedness of the types described in clause (i) above, calculated on a Consolidated basis, but excluding the aggregate Hybrid Securities Amount to the extent that if such Hybrid Securities Amount were included as Consolidated Funded Debt, such Hybrid Securities Amount would not exceed 15% of the sum of (i) Consolidated Funded Debt plus (ii) the total amount of shareholder’s equity of the Parent.

“Consolidated Group” means the Parent and its Subsidiaries.

“Consolidated Interest Expense” means, for any Measurement Period, the net interest expense reported on the income statement of the Consolidated Group for such Measurement Period.

“Consolidated Leverage Ratio” means, as of the last day of any Measurement Period, the ratio of (a) Consolidated Funded Debt at such date minus an amount equal to the sum of (x) 65% of all Unrestricted Cash as of the last day of such Measurement Period and (y) the aggregate amount of cash proceeds received by Parent and its Subsidiaries from the issuance of Securities to the extent such proceeds have not been used but are intended to be used in connection with the Acquisition and the other Transactions (or to be used to redeem or otherwise defease such Securities if the Acquisition is not consummated) to (b) Consolidated Adjusted EBITDA for such Measurement Period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Consolidated Group calculated on a consolidated basis for such period.

“Consolidated Net Worth” means, at any date of determination, the consolidated common stockholders’ equity of the Consolidated Group determined in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract or application for a Letter of Credit.

“continue” means, with respect to a Default or Unmatured Default, that such Default or Unmatured Default shall continue or exist until cured or waived.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance hereunder.

“Debt Rating” means the rating of the senior unsecured long term debt (without third party credit enhancement) of the Parent, as determined by a rating agency identified on the Pricing Schedule.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Relief Plan” is defined in Section 12.6(iii).

“Default” means an event described in Article VII.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (1) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (2) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, so long as, in the case of clause (1) and clause (2), such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disclosed Claims” means any litigation, proceeding, investigation or other fact or circumstance disclosed in the Parent’s annual report on Form 10-K for the year ended December 31, 2025, and quarterly reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, or any other reports filed prior to the Effective Date (including Form 8-K), in each case, as filed with the SEC.

“Disqualified Lender” means, as of any date, collectively, (i) any Competitor, (ii) such other Persons identified in writing by the Borrower to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than five Business Days prior to such date and (iii) Affiliates of the persons identified pursuant to clause (i) or (ii) that are either clearly identifiable as Affiliates solely on the basis of their name or identified in writing by the Borrower to the Administrative Agent (it being understood that, notwithstanding anything herein to the contrary, in no event shall any such identification apply retroactively to disqualify any Person that has previously acquired or has agreed to acquire an assignment, participation interest or allocation of Commitments or Loans hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such Person may not acquire or agree to acquire any additional Commitments (or allocations thereof), Loans or participations therein).

“Disqualified Lender List” is defined in Section 12.6.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” is defined in Section 4.1.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.2(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.2(iii)). For the avoidance of doubt, any Disqualified Lender is subject to Section 12.6.

“English Companies Act” means the Companies Act 2006 (as amended).

“Environmental Laws” is defined in Section 5.13.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or the Administrative Agent or required to be withheld or deducted from a payment to a Lender or the Administrative Agent, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Lender or the Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Installation located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (B) such Lender changes its applicable Lending Installation, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable Lending Installation, (iii) Taxes attributable to such Lender or the Administrative Agent’s failure to comply with Section 3.5(e) and (iv) any Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility Termination Date” means (a) with respect to Tranche 1, the Tranche 1 Termination Date and (b) with respect to Tranche 2, the Tranche 2 Termination Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any published intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to such published intergovernmental agreements.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion; provided, that if the Federal Funds Effective Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Statements” is defined in Section 5.5.

“Fiscal Quarter” means each of the four three-month accounting periods comprising a Fiscal Year.

“Fiscal Year” means the twelve-month accounting period ending December 31 of each year, or as otherwise permitted by Section 6.13.

“Floor” means a rate of 0.00%.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any taxing authority or political subdivision) or any instrumentality or officer thereof (including, without limitation, any court or tribunal and any board of insurance, insurance department or insurance commissioner) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing, including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Guarantor” means, collectively, (a) the Parent, (b) AGH, (c) AGL, (d) Aon Corporation and (e) any Subsidiary or Intermediate Holding Company that shall have executed and delivered a Guaranty Supplement to the Administrative Agent.

“Guaranty” means the Guaranty set forth in Article XV of this Agreement together with each Guaranty Supplement.

“Guaranty Supplement” is defined in Section 15.10.

“Hazardous Materials” is defined in Section 5.13.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hybrid Securities” means, at any time, trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities issued by the Parent or any Subsidiary that is accorded at least some equity treatment by S&P, Moody’s or Fitch, Inc. at the time of issuance thereof.

“Hybrid Securities Amount” means, with respect to any Hybrid Securities, the highest principal amount (which principal amount may be a portion of the aggregate principal amount) of such Hybrid Securities that is accorded equity treatment by S&P, Moody’s or Fitch, Inc. at the time of issuance thereof.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Indebtedness” of a Person means, without duplication, (a) such Person’s obligations for borrowed money, (b) obligations of such Person representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) such Person’s obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) such Person’s obligations which are evidenced by bonds, notes, debentures, acceptances, or similar instruments, (e) Capitalized Lease Obligations of such Person, (f) Contingent Obligations of such Person, (g)

obligations, contingent or otherwise, for which such Person is obligated pursuant to or in respect of Letters of Credit or bankers’ acceptances, (h) such Person’s obligations under Hedging Agreements to the extent required to be reflected on a balance sheet of such Person, (i) repurchase obligations or liabilities of such Person with respect to accounts or notes receivable sold by such Person, and (j) all Indebtedness and other obligations referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness or other obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person or payable out of the proceeds or production from property of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other obligations. Notwithstanding any other provision contained herein, all computations of Indebtedness herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary thereof at “fair value”, as defined therein.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on, or with respect to, any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” is defined in Section 9.11.

“Intercompany Loans” is defined in Section 6.2.

“Interest Period” means, with respect to a Term SOFR Advance, a period of one, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement, which shall end on (but exclude) the day which corresponds numerically to such date one, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Intermediate Holding Company” means any Subsidiary of the Parent (other than the Borrower) that is a direct or indirect owner of equity in Aon Corporation.

“Irish Companies Act” means the Irish Companies Act 2014 (as amended).

“IRS” means the United States Internal Revenue Service.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office or branch of such Lender or the Administrative Agent listed on the signature pages hereof, on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Tranche 1 Loan and/or Tranche 2 Loan, as applicable.

“Loan Documents” means this Agreement and any Notes issued pursuant to Section 2.13, each Guaranty Supplement and the other documents and agreements contemplated hereby and executed by a Loan Party in favor of the Administrative Agent or the Lenders and designated therein as a “Loan Document”.

“Loan Parties” means, collectively, the Parent, the Borrower and each Guarantor.

“Margin Stock” has the meaning assigned to that term under Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, financial condition, performance or results of operations of the Loan Parties and their respective Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of the Parent ending on or prior to such date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all directly affected Lenders in accordance with the terms of Section 8.2 and (b) has been approved by the Required Lenders.

“Non-U.S. Lender” means any Lender or Administrative Agent that is not a U.S. Person.

“Note” is defined in Section 2.13.

“Notice” is defined in Section 13.1

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents and including interest and fees that accrue after the commencement by or against the Parent or any other Loan Party of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization naming such Person as the debtor in such case, proceeding or action, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, incorporation or organization and operating agreement, constitution or the memorandum and articles of association (if applicable); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent, as applicable, and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loans outstanding at such time.

“Outstanding Tranche 1 Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Tranche 1 Loans outstanding at such time.

“Outstanding Tranche 2 Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Tranche 2 Loans outstanding at such time.

“Parent” is defined in the preamble to this Agreement.

“Participant Register” shall have the meaning assigned to such term in Section 12.4.

“Participants” is defined in Section 12.4.

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted UK Defined Benefit Pension Plan” means each of:

(a) the Aon Retirement Plan (composed of the following sections; Aon Alexander & Alexander UK Pension Scheme Section, the Aon Bain Hogg Pension Scheme Section, the Aon UK Pension Scheme Section, the Hewitt Pension Fund Section and the Hewitt Pension & Life Assurance Plan Section), the Aon Minet Group Pension & Life Assurance Scheme, the Jenner Fenton Slade 1980 Pension Scheme, Industry Wide Coal Staff Superannuation Scheme, the Aon McMillen Pension Scheme, (in each case, as amended from time to time);

(b) any occupational pension scheme (a “Former Plan”) as to which, as of the Effective Date, (i) a transfer payment representing all of the assets and liabilities of the Former Plan has been made to one of the plans listed in (a) above, (ii) all of the liabilities of the Former Plan have been secured by annuities, or (iii) a transfer payment representing assets and liabilities of the Former Plan has been made to one of the plans listed in (a) above and all of the remaining liabilities of the Former Plan have been secured by annuities, and, in each case, the Former Plan has been wound up; and

(c) any new occupational pension scheme established after the Effective Date solely for the purpose of receiving a transfer payment or payments representing the whole or part of the assets and liabilities of any one or more of the plans listed in (a) above.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, limited liability company, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, as to which any Loan Party or any member of the Controlled Group sponsors, maintains, contributes to or has an obligation to contribute.

“Platform” is defined in Section 13.3(a).

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Projections” is defined in Section 5.16.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“pro rata” means, when used with respect to a Lender, and any described aggregate or total amount, an amount equal to such Lender’s pro rata share or portion based on its percentage of the Aggregate Tranche 1 Commitment or Aggregate Tranche 2 Commitment, as applicable, or if the Aggregate Tranche 1 Commitment or Aggregate Tranche 2 Commitment, as applicable, has been terminated, its percentage of the Aggregate Outstanding Tranche 1 Credit Exposure or the Aggregate Outstanding Tranche 2 Credit Exposure, as applicable.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks and certain other Persons for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System and certain other Persons.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. “Released” shall have a corresponding meaning.

“Reportable Event” means any reportable event set forth in Section 4043(c) of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event.

“Required Lenders” means one or more Lenders (other than Defaulting Lenders) in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, one or more Lenders (other than Defaulting Lenders) in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (a) the unused Commitment of such Lender at such time and (b) Outstanding Credit Exposure of such Lender at such time.

“Required Tranche 1 Lenders” means one or more Lenders (other than Defaulting Lenders) in the aggregate having more than 50% of the Aggregate Tranche 1 Commitment or, if the Aggregate Tranche 1 Commitment has been terminated, one or more Lenders (other than Defaulting Lenders) in the aggregate holding more than 50% of the Aggregate Outstanding Tranche 1 Credit Exposure; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Tranche 1 Lenders at such time (a) the unused Tranche 1 Commitment of such Lender at such time and (b) Outstanding Tranche 1 Credit Exposure of such Lender at such time.

“Required Tranche 2 Lenders” means one or more Lenders (other than Defaulting Lenders) in the aggregate having more than 50% of the Aggregate Tranche 2 Commitment or, if the Aggregate Tranche 2 Commitment has been terminated, one or more Lenders (other than Defaulting Lenders) in the aggregate holding more than 50% of the Aggregate Outstanding Tranche 2 Credit Exposure; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Tranche 2 Lenders at such time (a) the unused Tranche 2 Commitment of such Lender at such time and (b) Outstanding Tranche 2 Credit Exposure of such Lender at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“RFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.7(a) and 2.8, in each case, such day is also a Business Day .

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive territorial Sanctions (as of the date hereof, the Crimea and non-government controlled areas of Ukraine, Cuba, Iran, and North Korea).

“Sanctioned Person” means, at any time, any Person that is the subject or target of Sanctions, including any Person listed on the Specially Designated Nationals and Blocked Persons list or the Consolidated Sanctions List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or on any list of Sanctions targets designated by the United Nations, European Union, any European Union member state, Australian Department of Foreign Affairs and Trade, the Government of Canada or His Majesty’s Treasury of the United Kingdom.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (c) the Australian Department of Foreign Affairs and Trade or (d) the Government of Canada.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Securities” means any issuance of senior unsecured notes and/or mandatorily convertible securities and/or hybrid equity or equity securities of up to $13,500,000,000 to finance the Acquisition.

“Significant Subsidiary” means, at any particular time, any Subsidiary of a Loan Party (or such Subsidiary and its subsidiaries taken together) that would be a “significant subsidiary” of such Loan Party within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Single Employer Plan” means a Plan other than a Multiemployer Plan.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvency Certificate” means a certificate from the chief financial officer or treasurer of the Parent in the form of Exhibit E.

“Solvent” means, as of any date of determination, (a) the fair value of the assets of the Parent and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) the Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

“Specified Representations” means each of the representations made by the Parent in Section 5.1 (solely as it relates to the organization or incorporation and valid existence of the Loan Parties), Section 5.2, Section 5.3(a) (solely as it relates to no violation of any Loan Party’s Organization Documents and laws), Section 5.3(b)(i), Section 5.10, Section 5.11, Section 5.18 and Section 5.19.

“Specified Transaction” means any transaction or series of related transactions resulting in (a) the acquisition or disposition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition or disposition of in excess of 50% of the equity interests of any Person, or (c) a merger or consolidation, business combination or similar transactions with another Person (other than the Parent or any of its Subsidiaries).

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent.

“Substantial Portion” means, with respect to the Property of the Consolidated Group, Property which (a) represents more than 25% of the consolidated assets of the Consolidated Group, as would be shown in the consolidated financial statements of the Consolidated Group as at the end of the quarter next preceding the date on which such determination is made, or (b) is responsible for more than 25% of the consolidated net sales or of the consolidated net income of the Consolidated Group for the 12-month period ending as of the end of the quarter next preceding the date of determination.

“Target” means USI Advantage Corp., a Delaware corporation.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, and any and all interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an Alternate Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) RFR Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such ABR Term SOFR Determination Day.

; provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be equal to the Floor

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Advance” means an Advance denominated in Dollars which, except as otherwise provided in Section 2.11, bears interest at the Term SOFR Rate.

“Term SOFR Loan” means a Loan denominated in Dollars which, except as otherwise provided in Section 2.11, bears interest at the Term SOFR Rate

“Term SOFR Rate” means, with respect to a Term SOFR Advance for the relevant Interest Period, the sum of (a) Term SOFR applicable to such Interest Period plus (b) the Applicable Margin for Term SOFR Advances.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Event” means, with respect to any Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of any Loan Party or any other member of the Controlled Group from a Single Employer Plan during a plan year in which any Loan Party or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the conditions for imposition of a lien under Section 303(k) of ERISA with respect to any Plan shall have been met, (d) a determination that any Single Employer Plan is in “at risk” status (within the meaning of Section 303 of ERISA) or that any Multiemployer Plan is in “endangered status” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA), (e) the termination of any Single Employer Plan, the filing of a notice of intent to terminate such Single Employer Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (f) the institution by the PBGC of proceedings to terminate any Plan, (g) a complete or partial withdrawal by any Parent or any member of the Controlled Group from a Multiemployer Plan or notification that a Multiemployer Plan is “insolvent” (within the meaning of Title IV of ERISA) or (h) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any Single Employer Plan.

“Tranche” means Tranche 1 or Tranche 2, as applicable, and “Tranches” means the collective reference to Tranche 1 and Tranche 2.

“Tranche 1” means the Tranche 1 Commitments and Tranche 1 Loans.

“Tranche 1 Advance” means a borrowing of Tranche 1 Loans (a) advanced by the Tranche 1 Lenders on the same date or (b) converted or continued by the Tranche 1 Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Tranche 1 Loans of the same Type and, in the case of Term SOFR Loans, for the same Interest Period.

“Tranche 2 Advance” means a borrowing of Tranche 2 Loans (a) advanced by the Tranche 2 Lenders on the same date or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Tranche 2 Loans of the same Type and, in the case of Term SOFR Loans, for the same Interest Period.

“Tranche 1 Commitment” means, for each Tranche 1 Lender, the obligation of such Tranche 1 Lender to make Tranche 1 Loans to the Borrower pursuant to Section 2.1(a) in an aggregate outstanding amount not exceeding the Dollar amount set forth opposite its name on Schedule 1 hereto, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Tranche 2” means the Tranche 2 Commitments and Tranche 2 Loans.

“Tranche 2 Commitment” means, for each Tranche 2 Lender, the obligation of such Tranche 2 Lender to make Tranche 2 Loans to the Borrower pursuant to Section 2.1(b) in an aggregate outstanding amount not exceeding the Dollar amount set forth opposite its name on Schedule 1 hereto, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Tranche 1 Lender” means each Lender with a Tranche 1 Commitment or an outstanding Tranche 1 Loan, including each Person identified as a “Tranche l Lender” on Schedule 1.

“Tranche 2 Lender” means each Lender with a Tranche 2 Commitment or an outstanding Tranche 2 Loan, including each Person identified as a “Tranche 2 Lender” on Schedule 1.

“Tranche 1 Loan” means with respect to a Tranche 1 Lender, such Tranche 1 Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

“Tranche 2 Loan” means with respect to a Tranche 2 Lender, such Tranche 2 Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

“Tranche 1 Termination Date” means the date that is two (2) years after Closing Date.

“Tranche 2 Termination Date” means the date that is three (3) years after Closing Date.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof, (b) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Agreement (including the repayment or redemption of any Indebtedness of the Target and its Subsidiaries in connection therewith) and (c) the payment of fees and expenses incurred in connection with the foregoing.

“Type” means, with respect to any Advance, its nature as an Alternate Base Rate Advance or a Term SOFR Advance.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Cash” means, on any date, cash and cash equivalents owned on such date by the Consolidated Group, as would be reflected on a consolidated balance sheet of the Consolidated Group prepared as of such date in conformity with GAAP; provided that such cash and cash equivalents do not appear (and would not be required to appear) as “restricted” on a consolidated balance sheet of the Consolidated Group prepared in conformity with GAAP.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 3.5(e).

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities (other than (i) director’s qualifying shares and (ii) nominal shares issued to foreign nationals to the extent required by applicable law) of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture, limited liability company or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than (i) director’s qualifying shares and (ii) nominal shares issued to foreign nationals to the extent required by applicable law). Unless otherwise provided, all references herein to a “Wholly-Owned Subsidiary” shall mean a Wholly-Owned Subsidiary of the Parent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable UK Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. In computations of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

1.2. Accounting Terms. If the Borrower notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or IFRS or in the application thereof, then such provision shall be interpreted on the basis of GAAP or IFRS, as applicable, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, all leases and obligations of any Person that are or would be characterized as operating leases or operating lease obligations in accordance with GAAP as in effect prior to giving effect to the implementation of FASB ASU No. 2016-02, Leases (Topic 842) (whether or not such operating lease or operating lease obligations were in effect on the Effective Date) shall be accounted for as operating leases and operating lease obligations (and not as capital leases, finance leases or Capitalized Leases or Capitalized Lease Obligations) for all purposes under this Agreement and the other Loan Documents, regardless of any change in GAAP implementing FASB ASU No. 2016-02, Leases (Topic 842), or otherwise prior to or following the Effective Date, that would otherwise require such leases to be treated or recharacterized as capital leases or finance leases or such obligations to be treated or recharacterized (on a prospective or retroactive basis or otherwise) as finance lease obligations, Capitalized Leases or Capitalized Lease Obligations.

1.3. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.

1.4. Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark (as defined in Section 2.23) or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement (as defined in Section 2.23)), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternat Base Rate or a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate, any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE CREDITS

2.1. Commitment (a) Each Tranche 1 Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Tranche 1 Loans to the Borrower in Dollars in a single drawing on the Closing Date; provided that, after giving effect to the making of each such Tranche 1 Loan, such Lender’s Outstanding Tranche 1 Credit Exposure shall not exceed the amount of its Tranche 1 Commitment. On the Closing Date (after giving effect to the incurrence and full funding of Tranche 1 Loans), the Tranche 1 Commitments of each Tranche 1 Lender shall terminate and automatically be reduced to zero on the Closing Date. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

(b) Each Tranche 2 Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Tranche 2 Loans to the Borrower in Dollars in a single drawing on the Closing Date; provided that, after giving effect to the making of each such Tranche 2 Loan, such Lender’s Outstanding Tranche 2 Credit Exposure shall not exceed the amount of its Tranche 2 Commitment. On the Closing Date (after giving effect to the incurrence and full funding of Tranche 2 Loans), the Tranche 2 Commitments of each Tranche 2 Lender shall terminate and automatically be reduced to zero on the Closing Date. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

2.2. Required Payments (a) All unpaid Tranche 1 Loans and other Obligations owed to each Tranche 1 Lender by the Borrower with respect to Tranche 1 shall be paid in full by the Borrower on the Tranche 1 Termination Date.

(b) All unpaid Tranche 2 Loans and other Obligations owed to each Tranche 2 Lender by the Borrower with respect to Tranche 2 shall be paid in full by the Borrower on the Tranche 2 Termination Date.

2.3. Ratable Loans (a) Each Tranche 1 Advance hereunder shall consist of Tranche 1 Loans made from the several Tranche 1 Lenders ratably in proportion to the ratio that their respective Tranche 1 Commitments bear to the Aggregate Tranche 1 Commitment.

(b) Each Tranche 2 Advance hereunder shall consist of Tranche 2 Loans made from the several Tranche 2 Lenders ratably in proportion to the ratio that their respective Tranche 2 Commitments bear to the Aggregate Tranche 2 Commitment.

2.4. Types of Advances The Advances may be Alternate Base Rate Advances or Term SOFR Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5. Fees; Reductions in Aggregate Commitment (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee at a per annum rate equal to the Commitment Fee Rate on such Lender’s Commitment from the date that is ninety (90) days after the Effective Date to but excluding the date on which such Commitment terminates, payable on the earlier of (x) the Closing Date and (y) the date on which such Commitment terminates; provided that the Borrower shall not pay any commitment fee nor shall any commitment fee accrue in respect of a Defaulting Lender’s unused Commitment so long as such Defaulting Lender is a Defaulting Lender.

(b) Commitment Reductions and Termination. The Borrower may permanently reduce each of the Aggregate Commitment, the Aggregate Tranche 1 Commitment or the Aggregate Tranche 2 Commitment, in each case, in whole, or in part ratably among the Lenders of each relevant Tranche in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, upon at least three (3) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction. Unless previously terminated, the Commitments under each Tranche shall terminate on the Commitment Termination Date.

2.6. Minimum Amount of Each Advance Each Advance shall be at least the Borrowing Minimum (and in multiples of the Borrowing Multiple if in excess thereof); provided, however, that (a) any Alternate Base Rate Advance may be in the amount of the unused Aggregate Commitment and (b) in no event shall more than six (6) Term SOFR Advances be permitted to be outstanding at any time.

2.7. Principal Payments (a) Optional. The Borrower may from time to time pay, without penalty or premium, all outstanding Alternate Base Rate Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Alternate Base Rate Advances upon notice to the Administrative Agent by 11:00 a.m. (New York time) on the Business Day of the proposed prepayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Term SOFR Advances, in a minimum aggregate amount of the Borrowing Minimum or any integral multiple of the Borrowing Multiple in excess thereof, any portion of an outstanding Term SOFR Advance, upon two (2) RFR Business Days’ prior notice to the Administrative Agent.

2.8. Method of Selecting Types and Interest Periods for New Advances The Borrower shall select the Type of Advance and, in the case of each Term SOFR Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent notice (a “Borrowing Notice”) not later than 12:00 p.m. (New York time) on the requested date of any Alternate Base Rate Advance and at least two (2) RFR Business Days before the requested date of any Term SOFR Advance, specifying:

(a) the requested date of such Advance, which shall be a Business Day;

(b) the aggregate amount of such Advance;

(c) the Type of Advance selected and the relevant Tranche; and

(d) in the case of each Term SOFR Advance, the Interest Period applicable thereto, which shall end on or prior to the latest Facility Termination Date.

A Borrowing Notice may state that such notice is conditioned upon the closing of the Acquisition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified requested date of an Advance) if such condition is not satisfied. Each Lender shall, before 2:00 p.m. (New York time) on the applicable date of such Advance, make available for the account of its applicable Lending Installation to the Administrative Agent at the applicable Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Advance. After the Administrative Agent’s receipt of such funds, the Administrative Agent will make such funds available to the Borrower requesting the Advance at the Administrative Agent’s address referred to in Article XIII.

2.9. Conversion and Continuation of Outstanding Advances Each Alternate Base Rate Advance shall continue as an Alternate Base Rate Advance unless and until such Alternate Base Rate Advance is converted into a Term SOFR Advance pursuant to this Section 2.9 or is repaid in accordance with Section 2.7. Each Term SOFR Advance shall continue as a Term SOFR Advance until the end of the then applicable Interest Period therefor, at which time such Term SOFR Advance shall be automatically converted into an Alternate Base Rate Advance, unless (a) such Term SOFR Advance is or was repaid in accordance with Section 2.7 or (b) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Term SOFR Advance continue as a Term SOFR Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Alternate Base Rate Advance into a Term SOFR Advance under the same Tranche. Subject to the payment of any funding indemnification amounts required by Section 3.4, the Borrower may elect from time to time to convert all or any part of a Term SOFR Advance into an Alternate Base Rate Advance under the same Tranche. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each (x) conversion of an Alternate Base Rate Advance into a Term SOFR Advance or the continuation of a Term SOFR Advance as a new Term SOFR Advance not later than 11:00 a.m. (New York time) at least three (3) RFR Business Days prior to the date of the requested conversion or continuation and (y) conversion of a Term SOFR Advance into an Alternate Base Rate Advance, not later than 12:00 p.m. (New York time) on the date of the requested conversion, in each case specifying:

(a) the requested date of such conversion or continuation, which shall be a Business Day;

(b) the aggregate amount and Type of the Advance under the relevant Tranche which is to be converted or continued; and

(c) the amount and Type(s) of Advance(s) under the relevant Tranche into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Term SOFR Advance, the duration of the Interest Period applicable thereto, which shall end on or prior to the latest Facility Termination Date.

No Advance under one Tranche may be converted or continued as an Advance under another Tranche.

2.10. Changes in Interest Rate, etc. Each Alternate Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Term SOFR Advance into an Alternate Base Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Term SOFR Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Each Term SOFR Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Term SOFR Rate determined by the Administrative Agent as applicable to such Term SOFR Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.

2.11. Rates Applicable After Default Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, no Advance may be made as, converted into or continued as a Term SOFR Advance (except with the consent of the Administrative Agent and the Required Lenders) when any Default has occurred and is continuing. During the continuance of a Default under Section 7.2, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Administrative Agent or the Required Lenders, as applicable, notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) the overdue amount of each Term SOFR Advance shall bear interest for the remainder of the applicable Interest Period at the Term SOFR Rate otherwise applicable to such Interest Period plus 2% per annum and (b) the overdue amount of each Alternate Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (a) and (b) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.12. Method of Payment All payments of the Obligations hereunder shall be made by the Borrower, without setoff, deduction (except as provided in, and subject to, Section 3.5) or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 p.m. (New York time) on the date when due in Dollars and shall be applied ratably by the Administrative Agent among the Lenders entitled to such payments. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Citibank for each payment of principal, interest and fees owing by the Borrower as it becomes due hereunder.

2.13. Noteless Agreement; Evidence of Indebtedness (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the currency and amounts of principal and interest payable and paid to such Lender under each relevant Tranche from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the currency and amount of each Loan made hereunder, the Type and Tranche thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms; provided further, that in the event of any conflict between the accounts maintained pursuant to paragraphs (a) and (b) above, the accounts maintained by the Administrative Agent in the Register shall control.

(d) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit A (including any amendment, modification, renewal or replacement thereof, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above. Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of such Lender’s Note, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor.

2.14. Telephonic Notices. The Lenders and the Administrative Agent may extend, convert or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an Authorized Officer of the Borrower. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent demonstrable error.

2.15. Interest Payment Dates; Interest and Fee Basis. (a) Interest accrued on each Alternate Base Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which an Alternate Base Rate Advance is prepaid (with respect to the principal so prepaid), whether due to acceleration or otherwise, and at maturity.

Interest accrued on that portion of the outstanding principal amount of any Alternate Base Rate Advance converted into a Term SOFR Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Term SOFR Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Term SOFR Advance is prepaid (with respect to the principal so prepaid), whether by acceleration or otherwise, and at maturity. Interest accrued on each Term SOFR Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest with respect to Term SOFR Loans and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest with respect to Alternate Base Rate Advances shall be calculated for the actual days elapsed on the basis of a 365 or 366-day year, as applicable. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is made in full and received prior to 12:00 p.m. (New York time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

(b) With respect to any Term SOFR Advances, the Administrative Agent will have the right to make Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the Term SOFR Rate applicable to each Term SOFR Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17. Lending Installations Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time, which Lending Installation may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it will be issued by it and for whose account Loan payments are to be made.

2.18. Non-Receipt of Funds by the Administrative Agent Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan, or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19. [Reserved].

2.20. Replacement of Lender If (a) any Loan Party is required pursuant to Section 3.1, 3.2 or 3.5 to pay any Indemnified Taxes or make any additional payment to any Lender or any Governmental Authority for the account of any Lender, (b) any Lender’s obligation to make or continue, or to convert Alternate Base Rate Advances into, Term SOFR Advances shall be suspended pursuant to Section 3.3, (c) any Lender is a Defaulting Lender or (d) any Lender is a Non-Consenting Lender (any Lender so affected, an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension or status as a Defaulting Lender or Non-Consenting Lender is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is an Eligible Assignee shall agree, as of such date, to purchase for cash the Advances at par and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.2 applicable to assignments, and (ii) the Borrower and/or the assignee shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.21. Defaulting Lenders (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.1 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Unmatured Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Unmatured Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis under the relevant Tranche prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders under the relevant Tranche pro rata in accordance with the Commitments under such Tranche. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders under the relevant Tranche in accordance with the Commitments under such Tranche, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.22. [Reserved].

2.23. Benchmark Replacement Setting. (a) Benchmark Replacement. Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.23(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower and the Lenders of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.23(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.23, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.23.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrower may revoke any pending request for borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, in the case of any request for any affected Term SOFR Advance, if applicable, the Borrower will be deemed to have converted any such request into a request for an Alternate Base Rate Advance or conversion to Alternate Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into Alternate Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.4. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

(f) Certain Defined Terms. As used in this Section 2.23:

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, (x) if any then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.23(d).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to this Section 2.23, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents:

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If any Change in Law:

(a) subjects any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) in respect of its Term SOFR Loans, or

(b) imposes or increases or deems applicable any reserve, assessment, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, or

(c) imposes any other condition the result of which is to increase the cost (other than Taxes) to any Lender or any applicable Lending Installation of making, funding, continuing, converting into or maintaining its Term SOFR Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Term SOFR Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Term SOFR Loans, held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making, funding, continuing, converting into or maintaining its Term SOFR Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Term SOFR Loans or Commitment, then, within fifteen (15) days of demand by such Lender as provided in Section 3.6, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2. Changes in Capital or Liquidity Requirements If a Lender determines that any Change in Law affecting such Lender, any Lending Installation of such Lender or any corporation controlling such Lender, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or the capital of such Lending Installation of such Lender or such corporation controlling such Lender as a consequence of this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans hereunder to a level below that which could have been achieved but for such Change in Law (after taking into account such Lender’s policies as to capital adequacy or liquidity), then, within fifteen (15) days of demand by such Lender as provided in Section 3.6, the Borrower shall pay such Lender the amount necessary to compensate for any such reduction.

3.3. Availability of Types of Advances If any Lender determines that maintenance of its Term SOFR Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, interpretation or directive, whether or not having the force of law, if the Administrative Agent determines that Term SOFR cannot be determined by reference to any generally recognized financial information service or if the Required Lenders determine that the interest rate applicable to Term SOFR Advances does not accurately or fairly reflect the cost of making or maintaining

Term SOFR Advances, then the Administrative Agent shall suspend the availability of Term SOFR Advances and require any affected Term SOFR Advances to be repaid or converted to Alternate Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification If (a) any continuation, conversion, payment or prepayment of a Term SOFR Advance occurs on a date other than the last day of the applicable Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the Borrower fails (for a reason other than the failure of a Lender to make a Loan) to prepay, borrow, continue a Term SOFR Advance or convert a Term SOFR Advance on the date or in the amount notified by the Borrower or (c) any assignment of a Term SOFR Loan occurs on a day other than the last day of the applicable Interest Period as a result of a request by the Borrower pursuant to Section 2.20, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Term SOFR Advance but excluding loss of Applicable Margin.

3.5. Taxes (a) Subject to applicable law, all payments by any Loan Party to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction or withholding for any and all Taxes. Subject to subsection (f) below and Section 3.6, if any Loan Party shall be required by law (as determined in its good faith discretion) to deduct or withhold any Tax from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Loan Party shall make such deductions or withholdings, (iii) such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iv) such Loan Party shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, a copy of the return reporting such payment or other evidence reasonably acceptable to the Administrative Agent, within thirty (30) days after such payment is made.

(b) In addition, the Loan Parties hereby agree to pay any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under this Agreement or any Note, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20) (“Other Taxes”).

(c) The Loan Parties hereby agree to indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any reasonable out-of-pocket expenses arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6. This paragraph (c) shall not apply with respect to any Tax assessed on the Administrative Agent and each Lender to the extent the Indemnified Taxes or reasonable out-of-pocket expenses arising therefrom or with respect thereto are (i) compensated for by an increased payment under paragraph (a); or (ii) relates to a deduction or withholding from a payment under a Loan Document required by FATCA.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) (i) Any Lender or Administrative Agent that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Administrative Agent, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not it is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.5(e)(ii)(A), 3.5(e)(ii)(B) and 3.5(e)(ii)(D) below) shall not be required if in the Lender’s or Administrative Agent’s reasonable judgment, as applicable, such completion, execution or submission would subject such Lender or Administrative Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Administrative Agent.

(ii)	Without limiting the generality of the foregoing,

(A)

each Lender and Administrative Agent that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding tax;

(B)

each Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)

in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed copies of IRS Form W-8ECI or W-8EXP;

(iii)

in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(iv)

to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)

any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Lender or the Administrative Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if it were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Administrative Agent has complied with such Lender’s or Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Loans to reduce any liability of the Loan Parties to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Term SOFR Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of demonstrable error. If any Lender fails to deliver such written statement in respect of claims made under Section 3.1, 3.2 or 3.4 within 180 days after the date on which such Lender becomes aware of the event or occurrence giving rise to such claim, and in respect of claims made under Section 3.5(a), (b) or (c), within 180 days after the date any amount is paid by such Lender or such Lender receives actual written notice of a proposed assessment, the Loan Parties shall have no obligation to reimburse, compensate or indemnify such Lender with respect to any such claim under this Article III for any period more than 180 days before the date on which such statement is delivered (except that, if such change, event or occurrence giving rise to such claim is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof). Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of each party under Sections 3.1, 3.2, 3.4 and 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of the Obligations under any Loan Document and termination of this Agreement. This Section 3.6 shall not be construed to require any Lender to make available its tax returns (or any information relating to its taxes which it deems confidential) to the Borrower, the Parent or any other Person.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Effectiveness. This Agreement shall not become effective unless and until the date (the “Effective Date”) the Parent has furnished, or cause to be furnished, the following to the Administrative Agent and the other conditions in this Section 4.1 have been satisfied:

(a) Charter Documents; Good Standing Certificates. Copies of the certificate of incorporation of each Loan Party, together with all amendments thereto, certified by the appropriate governmental officer in its jurisdiction of incorporation, if applicable, together with a good standing certificate issued by the Secretary of State or comparable official of the jurisdiction of its organization, if applicable.

(b) KYC. At least three Business Days prior to the Effective Date, all documentation and other information regarding the Parent and the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the Act and, if the Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation, the Borrower shall have delivered a Beneficial Ownership Certification in relation to the Borrower at least three Business Days prior to the Effective Date to each Lender that so requests at least ten Business Days prior to the Effective Date.

(c) By-Laws and Resolutions. Copies, certified by the Secretary or Assistant Secretary or a director of each Loan Party, of its constitution, by-laws, articles of association or other operating documents and of its Board of Directors’ resolutions authorizing the execution, delivery and performance of the Loan Documents.

(d) Secretary’s Certificate. An incumbency certificate, executed by the Secretary, Assistant Secretary or a director of each Loan Party, which shall identify by name and title and bear the signature of the officers or directors of such Loan Party authorized to sign the Loan Documents and, in the case of the Borrower, to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Loan Party.

(e) Legal Opinions of Counsel to Loan Parties. Written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Loan Parties, Matheson LLP, special Irish counsel to the Parent, and Paul Hastings LLP, special English law counsel to the Administrative Agent, in each case, addressed to the Administrative Agent and the Lenders in form and substance reasonably acceptable to the Administrative Agent and its counsel.

(f) Notes. Any Notes requested by a Lender pursuant to Section 2.13, requested at least two Business Days prior to the Effective Date, payable to each such requesting Lender.

(g) Loan Documents. Executed counterparts of this Agreement and each of the other Loan Documents, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

(h) Payment of Fees. Substantially concurrently with the effectiveness of this agreement, all costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two business days prior to the Effective Date and the fees contemplated by any fee letters entered into in connection with the credit facilities payable to the Arrangers, the Administrative Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required by such fee letters or the Loan Documents to be paid on or prior to the Effective Date.

4.2. Closing. The obligation of each Lender to make an Advance to the Borrower on the Closing Date shall be subject solely to the satisfaction or waiver of the following conditions precedent on or before the Commitment Termination Date, in each case subject to the Certain Funds Provisions in all respects:

(a) The Effective Date shall have occurred.

(b) Prior to or substantially concurrently with the funding of the Loans, all of the conditions precedent to the consummation of the Acquisition as set forth in the Acquisition Agreement shall have been satisfied or waived in all material respects in accordance with the terms thereof, without giving effect to any amendments, modifications, supplements or waivers by Parent or Acquisition Sub (or any of their respective Affiliates) thereto or consents by Parent or Acquisition Sub (or any of their respective Affiliates) thereunder, in each case, that are materially adverse to the Arrangers or the Lenders in their capacities as such without the Arrangers’ prior written consent (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that, without prejudice to any of the other conditions set forth in this Section 4.2, any modification, amendment or express waiver or consents by Parent or Acquisition Sub (or any of their respective Affiliates) that results in (i) an increase to the purchase price shall be deemed not to be materially adverse to the Arrangers and the Lenders so long as (x) such increase does not exceed 10% in the aggregate or (y) is in the form of stock of the Parent or (ii) a decrease to the purchase price of not more than 10% shall be deemed not to be materially adverse to the Arrangers and the Lenders and shall reduce the Commitments in an equal amount to be applied, at the Borrower’s discretion, to Tranche 1 Commitments and/or Tranche 2 Commitments; provided, that it is agreed and understood that (x) no working capital or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a decrease or increase in purchase price (or otherwise constitute a waiver, amendment or modification to the Acquisition Agreement), for purposes of this clause (b) and (y) no change or other fluctuation in the stock price of Parent’s or the Target’s publicly listed equity shall constitute a decrease or increase in purchase price (or otherwise constitute a waiver, amendment or modification to the Acquisition Agreement) for purposes of this clause (b). The Arrangers shall be deemed to have consented to any such modification, amendment, supplement or waiver unless they shall object thereto in writing (including via email) within five (5) Business Days (as defined in the Acquisition Agreement as in effect on August 30, 2026) after such written notice of such modification, amendment, supplement or waiver is delivered to the personnel at each of the Arrangers separately identified in writing to the Borrower prior to the Effective Date (as such notices may be amended, restated, amended and restated, supplemented or otherwise modified from time to time) or otherwise notified by each Arranger to the Parent from time to time.

(c) No Material Adverse Effect (as defined in the Acquisition Agreement as in effect on August 30, 2026) shall have occurred between August 30, 2026 and the Closing Date (as defined in the Acquisition Agreement as in effect on August 30, 2026).

(d) The Arrangers shall have received (i) audited consolidated balance sheets of Parent and its subsidiaries for each of Parent’s two most recent fiscal years and the related audited consolidated income statements and statements of equity and cash flows of Parent and its subsidiaries for each of Parent’s three most recent fiscal years, in each case, ended at least 60 days prior to the Closing Date and unaudited consolidated balance sheets and the related unaudited consolidated income statements and statements of equity and cash flows of Parent and its subsidiaries for any quarterly interim period or periods (other than the fourth fiscal quarter) ended after the date of Parent’s most recent audited financial statements (and the corresponding periods of the prior fiscal year) and more than 40 days prior to the Closing Date and (ii) audited consolidated balance sheets of Target’s most recent fiscal year and the related audited consolidated income statements and statements of equity and cash flows of Target’s most recent fiscal year, in each case, ended at least 90 days prior to the Closing Date and unaudited consolidated balance sheets and the related unaudited consolidated income statements and statements of equity and cash flows of the Acquired Business for any quarterly interim period or periods (other than the fourth fiscal quarter) ended after the date of the Target’s most recent audited financial statements (and the corresponding periods of the prior fiscal year) and more than 45 days prior to the Closing Date, in all cases, prepared in accordance with U.S. GAAP. The Arrangers hereby acknowledge that the public filing by Parent with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, of any of the foregoing financial statements will satisfy the requirements of this paragraph and hereby acknowledge receipt of the financial statements of Parent and its subsidiaries for the fiscal years ended December 31, 2023, December 31, 2024 and December 31, 2025 and the financial statements of the Target for the fiscal year ended December 31, 2025 and the fiscal quarters ended March 31, 2026 and June 30, 2026.

(e) The Administrative Agent shall have received (in each case dated the Closing Date) (i) a customary officer’s certificate from the Parent that the conditions precedent contained in Section 4.2(b), Section 4.2(c) and Section 4.2(f) have been satisfied on the Closing Date and (ii) a Solvency Certificate.

(f) At the time of and upon giving effect to the Advances and application of the Loans on the Closing Date, (i) the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (unless, in the case of the Specified Representations, such Specified Representations relate to an earlier date, in which case, such Specified Representations shall have been true and correct in all material respects as of such earlier date) and (ii) there shall not exist any Default under Section 7.2, or (solely with respect to the Parent or the Borrower), Section 7.6 or Section 7.7; provided that, to the extent that any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the same shall be true and correct in all respects as of the applicable date.

(g) The Administrative Agent shall have received a properly submitted Borrowing Notice.

(h) Substantially concurrently with the funding of the Loans on the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two business days prior to the Closing Date and the fees contemplated by any fee letters entered into in connection with the credit facilities payable to the Arrangers, the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required by such fee letters or the Loan Documents to be paid on or prior to the Closing Date.

4.3. Certain Funds Provisions.

(a)

Notwithstanding anything in this Agreement or any other Loan Document, or any other letter agreement or other undertaking concerning the Transactions (or the other transactions contemplated hereby or by any of the other Loan Documents) to the contrary:

(i)

the Lenders’ commitments to make available and fund the Loans on the Closing Date, are subject only to the satisfaction (or waiver by the Lenders of the applicable Tranche) of the conditions expressly set forth in Section 4.2, and upon satisfaction (or waiver by the Lenders of the applicable Tranche) of such conditions, the full funding of the Loans on the Closing Date shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the availability and funding of the Loans on or prior to the Closing Date (including, in each case, compliance with the terms of the Loan Documents);

(ii)

the only representations relating to the Target, its subsidiaries and its businesses the accuracy of which shall be a condition to the availability or full funding of the Loans on the Closing Date shall be the Acquisition Agreement Representations; it being understood and agreed that notwithstanding anything in this Agreement or any other Loan Document, or any other letter agreement or other undertaking concerning the Transactions (or the other transactions contemplated hereby or by any of the other Loan Documents) to the contrary, if any of the Acquisition Agreement Representations made on the Closing Date are qualified or subject to “material adverse effect,” the definition of “Material Adverse Effect” in the Acquisition Agreement shall apply for the purposes of any representations and warranties required to be accurate, on or as of the Closing Date);

(iii)	the only other representations the accuracy of which shall be a condition to availability or full funding of the Loans on the Closing Date shall be the Specified Representations; and

(iv)

the terms of the Loan Documents and any Closing Date deliverables shall be in a form such that they do not impair the availability or full funding of the Loans on the Closing Date if the conditions expressly set forth in Section 4.2 are satisfied or waived (it being understood that nothing in this clause (iv) will be construed to limit the applicability of the individual conditions set forth above under Section 4.2).

(b) Notwithstanding anything to the contrary in the Loan Documents, during the period from and including the Effective Date and to and including the earlier of (1) the funding of the Loans on the Closing Date and (2) the Commitment Termination Date (such period the “Certain Funds Period”), and notwithstanding (a) that any representation or warranty made on or as a condition to the Effective Date or the Closing Date (excluding, solely with respect to the Closing Date, the Specified Representations and Acquisition Agreement Representations), as applicable, was incorrect, (b) any failure by Parent or the Loan Parties to comply with Article VI, (c) any provision to the contrary in the Loan Documents or (d) that any condition to the occurrence of the Effective Date or the occurrence of the Closing Date (other than the conditions expressly set forth in Section 4.1 and 4.2, unless waived by the Lenders), as applicable, may subsequently be determined not to have been satisfied neither the Administrative Agent nor any Lender shall be entitled to (i) cancel any of its Commitments, (ii) rescind, terminate or cancel the Loan Documents or any of its Commitments thereunder or exercise any right or remedy under the Loan Documents, to the extent to do so would prevent, limit or delay the making of its Loans on the Closing Date, (iii) refuse to participate in making its Loans on the Closing Date or (iv) exercise any right of set-off or counterclaim in respect of its Loans to the extent to do so would prevent, limit or delay the making of its Loans on the Closing Date. Notwithstanding the foregoing, (a) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any conditions expressly set forth in Section 4.2 are not satisfied (or waived) on the Closing Date and (b) immediately after the expiration of the Certain Funds Period (after giving effect to the funding of the Loans on the Closing Date, if applicable), all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Parent represents and warrants to the Lenders on the Effective Date (other than the representations and warranties in Sections 5.6 and 5.18) and, subject to the Certain Funds Provisions in all respects, on the Closing Date that:

5.1. Corporate Existence and Standing Each Loan Party and each of its Significant Subsidiaries is duly organized or incorporated, validly existing and in good standing (or its equivalent, if any) under the laws of its jurisdiction of organization or incorporation and is duly qualified and in good standing (or its equivalent, if any) and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted that requires such authorization or qualification, except where failure to be in such good standing (or its equivalent, if any) or so qualified or authorized would not reasonably be expected to have a Material Adverse Effect.

5.2. Authorization and Validity Each Loan Party has all requisite corporate or limited liability company power (or equivalent power with regard to any non-U.S. jurisdiction) and authority and legal right to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings or other organizational action and such Loan Documents constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The Loan Documents have been duly executed and delivered by each Loan Party party thereto.

5.3. Compliance with Laws Each Loan Party and its Subsidiaries have complied in all material respects with all the requirements of applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties except (i) if such requirement of statute, rule, regulation, order or restriction is being contested in good faith by appropriate proceedings or (ii) where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. None of the execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party, the application of the proceeds of the Loans, or compliance with the provisions of the Loan Documents will, or at the relevant time did, (a) violate any law, rule, regulation (including Regulation U), order, writ, judgment, injunction, decree or award binding on such Loan Party or such Loan Party’s Organization Documents, (b) violate the provisions of or require the approval or consent of any party to any (i) agreement with respect to Indebtedness of the Parent or its Subsidiaries in a committed or outstanding principal amount of at least $200,000,000 or (ii) indenture, instrument or agreement to which such Loan Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by the Loan Documents) in, of or on the Property of such Loan Party pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person (other than to the extent obtained and in full force and effect), in the case of each of clauses (a), (b) and (c), except those which are being contested in good faith by appropriate proceedings or for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that would not reasonably be expected to have a Material Adverse Effect.

5.4. Governmental Consents No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any court, governmental or public body or authority, or any subdivision thereof, any securities exchange or other Person is required to authorize in connection with the execution, delivery, consummation or performance of any of the Loan Documents or the application of the proceeds of the Loans, except for such orders, consents, approvals, qualifications, licenses, authorizations, or validations of, or filings, recordings or registrations, exemptions, or other actions that have already been taken, given or received or the failure of which to take, give or receive could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to such Loan Party or such Subsidiary, in each case the consequence of which default or violation would reasonably be expected to have a Material Adverse Effect.

5.5. Financial Statements The Parent has heretofore made available to each of the Lenders (a) the December 31, 2025 audited consolidated financial statements of the Parent and its Subsidiaries, and (b) the unaudited quarterly consolidated financial statements of the Parent and its Subsidiaries through June 30, 2026 (collectively, the “Financial Statements”). Each of the Financial Statements was prepared in accordance with generally accepted accounting principles and fairly presents, in all material respects, the consolidated financial condition and operations of the Parent and its Subsidiaries at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments and the absence of footnotes).

5.6. Material Adverse Change Since December 31, 2025, as of the Closing Date, excluding the effect of any Disclosed Claims, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

5.7. Taxes Each Loan Party and its Subsidiaries have filed or caused to be filed all United States federal, United Kingdom, Irish and other material Tax returns which are required to be filed by them and have paid all Taxes due pursuant to said returns or pursuant to any assessment received by such Loan Party or Subsidiary, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with generally accepted accounting principles or which would not reasonably be expected to have a Material Adverse Effect.

5.8. Litigation and Contingent Obligations There is no litigation, arbitration, proceeding, inquiry or governmental investigation (including, without limitation, by the Federal Trade Commission) pending or, to the knowledge of any of their officers, threatened against any Loan Party that would reasonably be expected (a) to have a Material Adverse Effect as of the Closing Date, except for Disclosed Claims or (b) to prevent or enjoin the making of any Credit Extensions under this Agreement.

5.9. ERISA (a) Except as would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies in all material respects with its terms and with all applicable requirements of law and regulations, except if failure to comply would not reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan which would reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of any officer of a Loan Party, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or such Loan Party or any member of the Controlled Group with respect to a Plan which would reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

(b) As of the Effective Date and as of the Closing Date, no Borrower is nor will be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Parent nor any Subsidiary as of the Closing Date is, or has at any time in the six years prior to the Closing Date been, (i) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of any occupational pension scheme which is not a money purchase scheme (as both such terms are defined in the Pension Schemes Act 1993), is not a Permitted UK Defined Benefit Pension Plan and is not a scheme within Section 38(1)(b) of the Pensions Act 2004 or (ii) “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the Pensions Act 2004) of such an employer (except in relation to any Permitted UK Defined Benefit Pension Plan). The present value of all accumulated benefit obligations under each Permitted UK Defined Benefit Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not exceed the fair market value of the assets of such Permitted UK Defined Benefit Pension Plan, in each case as of the date of the most recent financial statements prior to the Closing Date reflecting such amounts, except where any underfunding of the Permitted UK Defined Benefit Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of such date would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, neither the Parent nor any Subsidiary has been issued with a contribution notice or financial support direction by the UK Pensions Regulator or received any warning notice from the UK Pensions Regulator relating to the issue of a contribution notice or financial support direction, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

5.10. Regulations T, U and X Margin Stock constitutes less than 25% of those assets of the Loan Parties and their Subsidiaries, which are subject to any limitation on sale, pledge or other restriction hereunder. No Loan Party or any Subsidiary is engaged, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation T, U, X or for carrying any Margin Stock or any other purpose that might cause any Advance to be considered a “purpose credit” within the meaning of Regulations T, U or X. Neither the making of any Advance hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X.

5.11. Investment Company No Loan Party is, or after giving effect to any Advance will be required to be registered as, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.12. Ownership of Properties As of the Effective Date and as of the Closing Date, the Parent and its Subsidiaries have fee simple title to all of the Properties reflected in the Financial Statements as being owned by the Parent and its Subsidiaries, except for Properties sold, transferred or otherwise disposed of in the ordinary course of business or as disclosed in the Disclosed Claims, since the date thereof, except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect. Each Loan Party and its Subsidiaries own or possess rights to use all patents, patent applications, copyrights, service marks, trademarks, trade names, and other intellectual property rights reasonably necessary to continue to conduct their business as currently conducted, without any conflict with the rights of any other Person, except where the failure to have any such rights would not reasonably be expected to have a Material Adverse Effect, and no such patent, copyright or trademark has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge, except for invalidities, limitations, proceedings and challenges which would not reasonably be expected to have a Material Adverse Effect.

5.13. Environmental Laws There are no claims, investigations, litigation, administrative proceedings, notices, requests for information, whether pending or, to the knowledge of any officer of a Loan Party, threatened, or judgments or orders asserting violations of applicable federal, state and local environmental, health and safety statutes, regulations, ordinances, codes, rules, orders, decrees, directives and standards (“Environmental Laws”) or alleging potential liability or responsibility under Environmental Laws relating to any toxic or hazardous waste, substance or chemical or any pollutant, contaminant, chemical or other substance defined or regulated pursuant to any Environmental Law, including, without limitation, asbestos, petroleum, crude oil or any fraction thereof (“Hazardous Materials”) asserted against any Loan Party or any of its Subsidiaries which, in any case, would reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary has caused or permitted any Hazardous Materials to be Released, either on or under real property, currently or formerly, legally or beneficially owned or operated by such Loan Party or any Subsidiary or on or under real property to which such Loan Party or any of its Subsidiaries transported, arranged for the transport or disposal of, or disposed of Hazardous Materials, which Release would reasonably be expected to have a Material Adverse Effect

.5.14. Insurance Each Loan Party and its Subsidiaries maintain, with insurance companies believed to be financially sound and reputable, insurance on their tangible Property in such amounts and covering such risks as is consistent with sound business practice

.5.15. Insurance Licenses No material license, permit or authorization of any Loan Party or any Subsidiary to engage in the business of insurance or insurance-related activities is the subject of a proceeding for suspension or revocation, except where such suspension or revocation would not reasonably be expected to have a Material Adverse Effect.

5.16. Disclosure All material written information (other than projections, pro forma information (other than any historical information included therein), estimates, forecasts, and other forward-looking information (collectively, “Projections”), information of a general economic or industry specific nature and independent third-party generated industry information) heretofore furnished by the Parent or the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter made available by the Parent or the Borrower to the Administrative Agent or any Lender will not, at the time made available and when taken as a whole, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstance under which such statements were or are made (after giving effect to all supplements and updates thereto; provided that any such supplement or update shall not cure a prior breach of representation and warranty); provided that such representation and warranty with respect to the Acquired Business prior to the Closing Date is made to the Parent’s or Borrower’s knowledge. All Projections, if any, that have been or will be prepared by the Parent or the Borrower and made available to the Administrative Agent or any Lender (solely to the extent such Projections in respect of the Acquired Business have been made by the Parent or the Borrower) have been or will be prepared in good faith based upon assumptions that the Parent or the Borrower believes are reasonable (it being understood that such Projections are subject to significant risks, uncertainties and contingencies, many of which are beyond the Parent’s or the Borrower’s control, and that no assurance can be given that any particular Projections will be realized and that actual results may vary materially from such Projections).

5.17. Anti-Corruption Laws and Sanctions The Parent has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Parent, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of any officer of the Parent, the agents of the Parent and its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects; other than to the extent this representation would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union or the United Kingdom). None of the Parent, any Subsidiary or, to the knowledge of any officer of the Parent, any of their respective directors, officers, or employees is a Sanctioned Person.

5.18. Solvency The Parent and its Subsidiaries, taken as a whole, are, on the Closing Date, immediately after giving effect to the Acquisition and the other Transactions contemplated by or related to the Acquisition and the making of the Loans and the application of proceeds thereof, Solvent.

5.19. Use of Proceeds The Borrower will not knowingly, directly or indirectly, use any part of the proceeds of any Loan in violation of Anti-Corruption Laws, Sanctions or the Act.

ARTICLE VI

COVENANTS

Subject to the Certain Funds Provisions in all respects, so long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting Each Loan Party will maintain, for itself and its Subsidiaries, a system of accounting designed to produce the financial statements required pursuant to this Section 6.1 in accordance with the Agreement Accounting Principles, and the Parent will furnish to the Administrative Agent (for distribution to the Lenders):

(a) No later than ninety (90) days after the close of its Fiscal Year, an audit report of the Parent and its Subsidiaries on a Consolidated basis, certified by independent certified public accountants of nationally recognized standing, or as reasonably acceptable to the Administrative Agent, which report shall not be subject to any “going concern” or like qualification or qualified as to the scope of such audit (except for any such qualification, risk factor, note to financial statements, explanatory paragraph or otherwise, pertaining to, or disclosure resulting from (i) changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Borrower’s independent certified public accountants or (ii) the maturity (or impending maturity) of any Indebtedness or commitments therefor (including the Obligations) occurring within one year of the date of delivery of the relevant audit opinion), prepared in accordance with generally accepted accounting principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, retained earnings and cash flows.

(b) No later than 45 days after the close of the first three Fiscal Quarters of each of its Fiscal Years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income, retained earnings and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by its president, chief financial officer or treasurer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries, subject to normal year-end adjustments and the absence of footnotes.

(c) Together with the financial statements required by clauses (a) and (b) above, a Compliance Certificate signed by its president, chief financial officer or treasurer (i) showing the calculations necessary to determine compliance with Section 6.14, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, it shall also provide, if necessary for the determination of compliance with Section 6.14, a statement of reconciliation conforming such financial statements to Agreement Accounting Principles, and (ii) stating that no Default or Unmatured Default has occurred and is continuing, or if any Default or Unmatured Default has occurred and is continuing, stating the nature and status thereof.

(d) [Reserved].

(e) As soon as possible and in any event within thirty (30) days after an officer of the Parent acquiring knowledge that any Termination Event has occurred with respect to any Plan, a statement, signed by its chief financial officer or treasurer, describing said Termination Event and the action which it proposes to take with respect thereto; provided that no such notice shall be required to be given unless such Termination Event would reasonably be expected to result in liabilities of the Parent or any of its Subsidiaries in excess of $100,000,000.

(f) As soon as possible and in any event within thirty (30) days after an officer of the Parent acquiring knowledge thereof, notice of the assertion or commencement of any claims, action, suit or proceeding against or affecting any Loan Party or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.

(g) Promptly upon an officer of the Parent acquiring knowledge thereof, notice of any change in the credit rating of the senior unsecured long term debt of the Parent by S&P or Moody’s or any notice of an intent to make such change or cease to provide a credit rating for such debt by either such ratings agency.

(h) Promptly upon the furnishing thereof to its shareholders, copies of all financial statements, reports and proxy statements so furnished (or links to pages on its website where such information may be accessed by each Lender).

(i) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which its or any of its Subsidiaries files with the SEC (or links to pages on its website where such information may be accessed).

(j) Such other information (including, without limitation, non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request; provided that neither the Parent nor any of its Subsidiaries will be required to disclose any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or its respective designated representative) is as reasonably determined by an officer of the Parent then prohibited by applicable law, rule or regulation or any obligation or agreement binding on the Parent or any of its Subsidiaries or is subject to attorney-client or similar privilege or constitutes attorney work product.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b), (h) and (i) of this Section 6.1 (including any requirements to provide links to pages on its website where such information may be accessed) may be satisfied with respect to the Parent and its Subsidiaries by the filing with the SEC of (A) the Parent’s form 10-K or 10-Q, as applicable, and (B) such other financial statements, reports, proxy statements, registration statements and other reports.

6.2. Use of Proceeds. (i) The proceeds of the Credit Extensions will be used by the Borrower to (a) pay all or a portion of the fees and expenses incurred in connection with the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, (b) to fund, in part, the Acquisition and the other transactions contemplated by the Acquisition Agreement (which may include the making of one or more intercompany loans with such proceeds prior to funding the Acquisition) and (c) to pay all or a portion of the fees and expenses incurred in connection with the foregoing. The Parent will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U). Neither the Borrower nor any of its Subsidiaries shall directly, or to the knowledge of an officer of the Parent, indirectly use the proceeds of any Advance in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. The Borrower, its Subsidiaries and their respective directors, officers, employees and agents shall not directly, or to the knowledge of an officer of the Parent, indirectly use the proceeds of any Advance for the purpose of financing any activities, business or transaction of or with any Sanctioned Person or a Person known by the Parent to be 50% or more owned by a Sanctioned Person, or in any Sanctioned Country, except where such activities, business or transaction could be conducted legally by U.S. Persons generally.

6.3. Notice of Default The Parent will give prompt (but in any case within ten (10) days) notice in writing to the Administrative Agent (for distribution to the Lenders) of the occurrence of (a) any Default or Unmatured Default that is continuing and (b) subject to Section 6.1(f), any other event or development, financial or other, relating specifically to any Loan Party or any of its Subsidiaries (and not of a general economic or political nature) which would reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business The Parent will, and will cause each Subsidiary to, (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will not, and will not permit any of its Subsidiaries to, engage in any business other than (i) businesses in the same fields of enterprise as now conducted by it and its Subsidiaries (including, on and after the Closing Date, as is now conducted by the Target and its Subsidiaries) or (ii) businesses that are reasonably related or incidental thereto or that, in the judgment of its board of directors, are reasonably expected to materially enhance the other businesses in which it and its Subsidiaries are engaged, and (b) do all things necessary to remain duly organized or incorporated, validly existing and in good standing (or the equivalent, if any) in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where failure to be in such good standing (or the equivalent, if any) or so qualified or authorized would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.4 shall prohibit the dissolution or sale, transfer or other disposition of any Subsidiary that is not otherwise prohibited by this Agreement.

6.5. Taxes The Parent will, and will cause each Subsidiary to, pay when due all material Taxes required to be paid by it, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside or nonpayment of which would not reasonably be expected to have a Material Adverse Effect.

6.6. Insurance The Parent will, and will cause each Subsidiary to, maintain with insurance companies believed to be financially sound and reputable insurance on all their tangible Property in such amounts and covering such risks as is consistent with sound business practice, and it will furnish to the Administrative Agent and any Lender upon reasonable written request, reasonably detailed information as to the insurance carried.

6.7. Compliance with Laws The Parent will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which would reasonably be expected to have a Material Adverse Effect. The Parent will maintain in effect policies and procedures reasonably designed to promote compliance by the Parent, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions; other than to the extent this covenant would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union or the United Kingdom).

6.8. Maintenance of Properties The Parent will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its tangible Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.9. Inspection The Parent will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their representatives and agents, during normal business hours, to inspect any of the Property, corporate books and financial records of such Loan Party and each Subsidiary, to examine and make copies of the books of accounts and other financial records of such Loan Party and each Subsidiary, and to discuss the affairs, finances and accounts of such Loan Party and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate; provided that neither the Parent nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or its respective designated representative) is as reasonably determined by an officer of the Parent then prohibited by applicable law, rule or regulation or any obligation or agreement binding on the Parent or any of its Subsidiaries or is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, excluding any such visits and inspections during the continuation of a Default, the Administrative Agent and the Lenders, taken as a whole, shall exercise such rights no more often than one (1) time during any calendar year at the expense of the Parent; provided, further, when a Default is continuing, the Administrative Agent, and each Lender may do any of the foregoing at the expense of the Parent at any time during normal business hours and upon reasonable advance notice. The Parent will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, sufficient to permit the preparation of financial statements in accordance with Section 6.1.

6.10. Merger The Parent will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Parent, except that:

(a) a Wholly-Owned Subsidiary (other than the Borrower) may merge into, consolidate with or dispose of assets to any Loan Party or any Wholly-Owned Subsidiary of a Loan Party;

(b) any Loan Party or any Subsidiary may merge or consolidate with or dispose of assets to any other Person so long as

(i) in the case of a merger or consolidation to which the Parent is a party, (A) the Parent is the surviving corporation and (B) the Parent remains organized under the laws of the United Kingdom (including its member countries), Ireland or of the United States, any state thereof or the District of Columbia;

(ii) in the case of the Borrower, (A) the Borrower is the surviving corporation and (B) the Borrower remains organized under the laws of the United States, any state thereof or the District of Columbia;

(iii) in the case of a merger or consolidation to which any Guarantor (other than the Parent) is a party or a disposal of all or substantially all of the assets of any Guarantor (other than the Parent), such Guarantor is the surviving Person or the surviving Person shall expressly assume the obligations of such Guarantor in a manner reasonably acceptable to the Administrative Agent; and

(iv) in the case of a merger or consolidation to which a Subsidiary is a party and to which a Loan Party is not a party or a disposal of all or substantially all of the assets of any Subsidiary (other than to a Loan Party), the surviving corporation is a Subsidiary, and in any such case other than the Acquisition, prior to and after giving effect to such merger or consolidation, no Default or Unmatured Default shall have occurred and be continuing; and

(c) any Subsidiary may enter into a merger or consolidation as a means of effecting a disposition or acquisition which would not result in the disposition of all or substantially all of the assets of the Parent.

6.11. Liens The Parent will not, nor will it permit any other Loan Party to, create, incur, or suffer to exist any Lien in, of or on the Property of the Parent or any other Loan Party, except:

(a) Liens for taxes, assessments or governmental charges or levies that are not delinquent, can be paid without penalty or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure the payment of obligations not more than ninety (90) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d) Liens arising out of deposits to secure the performance of bids, trade contracts, leases, subleases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of like nature (including those to secure health, safety and environmental obligations);

(e) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

(f) Banker’s liens, rights of set-off or similar rights with respect to (i) deposit accounts maintained with a depository institution in the ordinary course of business, (ii) securing obligations with respect to the maintenance of such accounts (and in no event securing any Indebtedness or other obligations) and (iii) pooled deposit or sweep accounts of the Parent or its Subsidiaries to permit satisfaction of overdraft or similar obligations in the ordinary course of business;

(g) Liens on cash collateral or other deposits securing obligations in respect of letters of credit issued in the ordinary course of business or consistent with past practice or industry practice;

(h) Any Lien arising by operation of law in the ordinary course of business in respect of any obligation which is less than ninety (90) days overdue or which is being contested in good faith and by appropriate means and for which adequate reserves have been made;

(i) Liens created by any Loan Party over deposits and investments in the ordinary course of such Person’s insurance and reinsurance business to comply with the requirements of any regulatory body of insurance or insurance brokerage business;

(j) Any Liens arising for the benefit of a credit institution pursuant to Clause 24 General Banking Conditions of the Netherlands Bankers Association (Algemene Voorwaarden van de Nederlandse Vereniging van Banken) in respect of any bank account held with a credit institution in the Netherlands;

(k) Liens over and limited to the balance of credit balances on bank accounts of any Loan Party created in order to facilitate the operation of such bank accounts and other bank accounts of such Loan Party on a net balance basis with credit balances and debit balances on the various accounts being netted off for interest purposes;

(l) Liens existing on the Effective Date; provided that, with respect to each such Lien securing Indebtedness or other obligations in an aggregate committed or principal amount in excess of $5,000,000, such Lien is set forth on Schedule 6.11;

(m) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business (or other agreement under which the Borrower or a Guarantor has granted rights to end users to access and use the Borrower or any Guarantor’s products, technologies, facilities or services);

(n) ground leases in respect of real property on which facilities owned or leased of the Borrower or any Guarantors are located;

(o) Liens on Property of the Borrower or any Guarantor created solely for the purpose of securing purchase money indebtedness or Capitalized Leases and representing or incurred to finance, refinance or refund the purchase price of Property; provided that no such Lien shall extend to or cover other Property of the Borrower or such Guarantor other than the respective Property so acquired or leased;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Guarantor in the ordinary course of business;

(q) Liens existing on Property at the time of (and not in contemplation of) its acquisition or existing on the Property of any Person at the time such Person becomes (and not in contemplation of such Person becoming) a Subsidiary, after the Effective Date; provided, such Lien does not extend to or cover any other assets or Property (other than the proceeds or products thereof and other than after-acquired Property of such acquired Subsidiary);

(r) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(s) on and after the Closing Date through and including the date that is five (5) Business Days after the Closing Date, Liens granted under the “Credit Documents” as defined in the Existing Target Credit Agreement; and

(t) other Liens securing an aggregate principal amount of obligations at no time exceeding an amount equal to the greater of $1,000,000,000 or ten percent (10%) of Consolidated Net Worth at such time.

6.12. Affiliates The Parent will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except:

(a) for transactions between the Parent and any Wholly Owned Subsidiary or between Wholly Owned Subsidiaries,

(b) payment of employees, consultants, officers and directors and benefits (including retirement, health, stock option and other benefit plans), severance and indemnification arrangements in the ordinary course or as approved by the board of directors or comparable governing body of the Parent or any Subsidiary,

(c) provision of financial and other services and the sharing of know-how, technology and office space in the ordinary course of business, and

(d) upon terms no less favorable to such Person than such Person would obtain in a comparable arm’s-length transaction.

6.13. Change in Fiscal Year The Parent shall not change its Fiscal Year to end on any date other than December 31 of each year, except as otherwise required under applicable law, rule or regulation.

6.14. Financial Covenants (a) Consolidated Adjusted EBITDA to Consolidated Interest Expense. The Parent will maintain as of the last day of each Measurement Period (commencing with the last day of the first Fiscal Quarter ending on or after the Closing Date) a ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense of not less than 4.0 to 1.0.

(b) Consolidated Leverage Ratio. The Parent will maintain as of the last day of the Measurement Period commencing with the first Fiscal Quarter end date occurring on or after the Closing Date, a Consolidated Leverage Ratio of not more than (i) on the last day of the Fiscal Quarter during which the Closing Date occurs, 4.75 to 1.00, (ii) on the last day of each of the first and second full consecutive Fiscal Quarters ending after the Closing Date, 4.50 to 1.00, (iii) on the last day of the third full consecutive Fiscal Quarter ending after the Closing Date, 4.25 to 1.00, (iv) on the last day of the fourth and fifth full consecutive Fiscal Quarters ending after the Closing Date, 4.00 to 1.00, (v) on the last day of the sixth and seventh full consecutive Fiscal Quarters ending after the Closing Date, 3.75 to 1.00 and (vi) on the last day of the eighth full consecutive Fiscal Quarter ending after the Closing Date and the last day of each Fiscal Quarter ending thereafter, 3.50 to 1.00; provided that, upon the written notice of the Parent (such notice, which shall include a listing of the acquisitions so made, a “Covenant Reset Notice”) at any time when the required covenant level is otherwise 3.50 to 1.00, but without any action on the part of the Administrative Agent or any Lender, at any time where during the prior twelve-month period the Parent can demonstrate that it and/or any Subsidiaries of the Parent have made acquisitions (other than the Acquisition) whose aggregate consideration equals or exceeds $500,000,000 (which amount of aggregate consideration is calculated consistent with past practice), the maximum Consolidated Leverage Ratio permitted under this Section 6.14(b) shall be automatically increased from 3.50 to 1.00 to 4.00 to 1.00 for a period of four Fiscal Quarters after such acquisition and 3.75 to 1.00 for two more Fiscal Quarters thereafter (a “Covenant Reset Period”), commencing with the Fiscal Quarter in which one of the subject acquisitions included in the Covenant Reset Notice is consummated; provided, further, that after the end of each Covenant Reset Period, the Parent shall deliver to the Administrative Agent an executed Compliance Certificate that shall evidence the Parent’s compliance with a Consolidated Leverage Ratio of 3.50 to 1.00 for a full Fiscal Quarter following the end of such Covenant Reset Period before becoming entitled to make an additional Covenant Reset Notice (which, for the avoidance of doubt, must nonetheless comply with the other requirements of this Section 6.14(b)).

6.15. ERISA (a) Each Loan Party will (i) fulfill and cause each member of the Controlled Group to fulfill its obligations under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to each Single Employer Plan, except where such failure to fulfill such obligations would not reasonably be expected to have a Material Adverse Effect, (ii) comply with all applicable provisions of ERISA and the Code with respect to each Single Employer Plan, except where such failure or noncompliance would not reasonably be expected to have a Material Adverse Effect and (iii) not, and not permit any member of the Controlled Group, to (A) seek a waiver of the minimum funding standards under ERISA, (B) terminate or withdraw from any Plan or (C) take any other action with respect to any Plan which would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Plan, unless the actions or events described in the foregoing clauses (A), (B) or (C) would not reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Parent nor any Subsidiary will be (i) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of any occupational pension scheme which is not a money purchase scheme (as both such terms are defined in the Pension Schemes Act 1993), is not a Permitted UK Defined Benefit Pension Plan and is not a scheme within Section 38(1)(b) of the Pensions Act 2004 or (ii) “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the Pensions Act 2004) of such an employer (except in relation to any Permitted UK Defined Benefit Pension Plan).

6.16. Indebtedness. The Parent will not permit any Subsidiary (other than a Guarantor) to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness under the 2026 Credit Agreement and the other “Loan Documents” (as defined in the 2026 Credit Agreement), and any replacement, renewal or refinancing thereof, provided that no other Subsidiary becomes obligated in respect thereof unless such Subsidiary concurrently becomes a Guarantor hereunder (and, in the case of any Intermediate Holding Company, within the period set forth in Section 6.17);

(c) Indebtedness owed to a Loan Party or a Subsidiary of a Loan Party;

(d) Indebtedness under performance bonds, surety bonds or letter of credit obligations to provide security under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, and bank overdrafts, in each case, incurred in the ordinary course of business;

(e) Indebtedness of any Subsidiary existing as of the Effective Date (other than Indebtedness described in clause (a) or (b) above), and any replacement, renewal or refinancing thereof (including any other Subsidiary becoming a primary obligor in respect thereof); provided that the principal amount thereof is not increased, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;

(f) Indebtedness under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(g) Capitalized Lease Obligations and purchase money indebtedness;

(h) Contingent Obligations not reflected as debt on the Consolidated balance sheet of the Parent and its Subsidiaries;

(i) Indebtedness in respect of netting services, overdraft protection, pooling agreements and similar arrangements in the ordinary course of business;

(j) Indebtedness representing deferred compensation to employees of the Parent or any Subsidiary incurred in the ordinary course of business;

(k) Indebtedness of any Subsidiary which existed immediately prior to becoming a Subsidiary; provided that such Indebtedness (i) was not incurred or assumed in contemplation of such Person becoming a Subsidiary and (ii) is not guaranteed by a Loan Party (other than Parent); and

(l) other Indebtedness in an aggregate principal amount outstanding at no time exceeding an amount equal to the greater of $1,000,000,000 or ten percent (10%) of Consolidated Net Worth at such time.

6.17. Additional Guarantors. If any Intermediate Holding Company provides a guarantee of the obligations of Aon Corporation under the 2026 Credit Agreement, the Parent shall cause such Intermediate Holding Company to promptly, and within no later than 10 Business Days (or such later date as the Administrative Agent may agree) thereafter, execute and deliver a Guaranty Supplement to the Administrative Agent.

ARTICLE VII

DEFAULTS

Subject to the Certain Funds Provisions in all respects, the occurrence of any one or more of the following events shall constitute a Default:

7.1. Representations and Warranties Any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

7.2. Non-Payment Nonpayment of any principal of any Loan when due or nonpayment of any interest upon any Loan or of any commitment fee or other fee or obligation under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3. Specific Covenants The breach by any Loan Party of any of the terms or provisions of Section 6.2, Section 6.3(a) or Sections 6.10 through 6.17.

7.4. Other Defaults. The breach by any Loan Party (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after receipt of written notice from the Administrative Agent or any Lender.

7.5. Cross-Default. (i) Failure of any Loan Party or any of its Subsidiaries to pay any Indebtedness aggregating in excess of $200,000,000 when due (after giving effect to any applicable grace period); (ii) the default by any Loan Party or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any such Indebtedness was created or is governed, or the occurrence of any other event or existence of any other condition, in each case, the effect of any of which is to cause such Indebtedness to become due prior to its stated maturity; or (iii) any such Indebtedness of any Loan Party or any of its Subsidiaries shall be required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that (x) neither clause (ii) nor clause (iii)

shall apply to Indebtedness that is subject to a “change of control” put or event of default arising as a result of any acquisition of any entity or its subsidiaries or any business thereof so long as in each case any such Indebtedness that is put or is subject to such “change of control” event of default is paid as required by the terms of such Indebtedness and (y) clause (iii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Indebtedness.

7.6. Insolvency. Any Loan Party or any of its Significant Subsidiaries shall (a) have an order for relief entered with respect to it under any Debtor Relief Laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator, administrator, administrative receiver, compulsory manager or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under any Debtor Relief Laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking suspension of payments, a moratorium of any indebtedness, dissolution, winding-up, liquidation, reorganization, arrangement, scheme of arrangement, restructuring plan, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, administration or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (f) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (g) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.7. Involuntary Insolvency. Without the application, approval or consent of such Loan Party or any of its Significant Subsidiaries, a receiver, custodian, trustee, examiner, liquidator, administrator, administrative receiver, compulsory manager or similar official shall be appointed for any Loan Party or any of its Significant Subsidiaries or any Substantial Portion of its Property or a proceeding described in Section 7.6(d) shall be instituted against any Loan Party or any of its Significant Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.8. Condemnation. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each, a “Condemnation”), all or any portion of the Property of the Parent or any of its Significant Subsidiaries which, when taken together with all other Property of the Parent and its Significant Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion and would result in a Material Adverse Effect.

7.9. Judgments. Any Loan Party or any of its Significant Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge any one or more final judgments or orders for the payment of money an aggregate amount in excess of $200,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith and as to which no enforcement actions have been commenced; provided, however, that any such judgment or order shall not be a Default under this Section 7.9 to the extent (i) such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) if such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order.

7.10. Change of Control. Any Change in Control shall occur.

7.11. ERISA. Any Termination Event shall occur in connection with any Plan which would reasonably be expected to have a Material Adverse Effect.

7.12. Invalidity of Guaranty. Section 15.1 shall cease to be valid and binding on or enforceable against any Guarantor, or any Guarantor shall so state in writing.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. (a) Subject to the provisions of Section 4.3, (x) if any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender and (y) if any other Default occurs and is continuing, the Required Lenders (or the Administrative Agent with the consent or upon the instruction of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(b) If, within ten (10) Business Days after (i) acceleration of the maturity of the Obligations or (ii) termination of the obligations of the Lenders to make Loans hereunder as a result of any Default that has occurred and is continuing (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders, in their sole discretion, shall so direct the Administrative Agent, then the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. No Loan Document, nor any provision thereof may be waived, amended or modified except that, subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default or Unmatured Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly affected thereby:

(a) Extend the applicable Facility Termination Date with respect to such Lender, compromise or forgive the principal amount of any Loan, or reduce the rate of interest or compromise or forgive payment of interest on any Loan, or reduce the amount of, or compromise or forgive payment of, any fee payable hereunder; provided that neither (x) a waiver of a Default or Unmatured Default nor (y) the implementation of a Benchmark Replacement or Conforming Changes pursuant to Section 2.23(b) or (c), as applicable, shall constitute a waiver or amendment or reduction in the rate of interest under this clause (a);

(b) Reduce the percentage specified in the definition of Required Lenders, Required Tranche 1 Lenders, Required Tranche 2 Lenders or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(c) Increase the amount of the Commitment of any Lender hereunder;

(d) Amend this Section 8.2 or Section 11.2;

(e) Permit any assignment by the Borrower of its Obligations or its rights hereunder;

(f) Postpone the date fixed for any payment of principal of or interest on any Loan or the date fixed for any payment of fees or other amounts due hereunder or subordinate the Obligations to any other Indebtedness or other obligations; or

(g) Release any Guarantor from its guaranty of the Borrower’s obligations hereunder (other than pursuant to a transaction permitted hereunder).

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.2 without obtaining the consent of any other party to this Agreement. Any amendment of any provisions of this Agreement or any other Loan Document that directly affects the Lenders under one Tranche and does not directly affect Lenders under the other Tranche may be effected with the consent of Required Tranche 1 Lenders or Required Tranche 2 Lenders, as applicable, under such directly affected Tranche and not shall not require the consent of the Required Lenders.

In addition, notwithstanding anything to the contrary contained in this Section 8.2, this Agreement and the other Loan Documents may be amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct, amend or cure any ambiguity, omission, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document or (iii) to cause such other Loan Documents to be consistent with this Agreement and, in each case, the impact of such amendment or waiver on the Lenders is de minimis.

8.3. Preservation of Rights No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations All representations and warranties of the Parent contained in this Agreement or of any Loan Party or any Subsidiary contained in any Loan Document shall survive the making of the Credit Extensions herein contemplated.

9.2. Governmental Regulation Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement The Loan Documents embody the entire agreement and understanding among the Parent, the other Loan Parties, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Parent, the other Loan Parties, the Administrative Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.10.

9.5. Several Obligations; Benefits of this Agreement The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that each of the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.9 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification (a) The Borrower shall reimburse the Administrative Agent and the Arrangers for all reasonable out-of-pocket expenses (including reasonable and reasonably documented attorneys’ fees and time charges of one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole (which may be a single counsel acting in multiple material jurisdictions) for the Administrative Agent and the Arrangers) paid or incurred by the Administrative

Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arrangers and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arrangers and the Lenders, which attorneys may be employees of the Administrative Agent, the Arrangers or the Lenders) paid or incurred by the Administrative Agent, the Arrangers or any Lender in connection with the collection of the Obligations or the enforcement of the Loan Documents.

(b) The Borrower further agrees to indemnify the Administrative Agent, the Arrangers and each Lender, their respective affiliates, and each of their partners, trustees, administrators, advisors, agents, directors, officers and employees (each, an “Indemnified Party”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding (whether in tort, contract, law or equity) or the preparation of a defense in connection therewith) (each, a “Proceeding”)) in each case, arising out of or in connection with or by reason of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, except to the extent that (i) they are determined in a final non-appealable judgment by a court of competent jurisdiction (x) to have resulted from the gross negligence, bad faith or willful misconduct of the party seeking indemnification or (y) to arise from a material breach of the obligations of an Indemnified Party under this Agreement or the other Loan Documents or (ii) they arise from any Proceeding (other than a Proceeding against an Administrative Agent or Arranger acting pursuant to any Loan Document in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnified Parties not arising from any act or omission by the Parent, the Borrower or any of their respective affiliates. Each Indemnified Party seeking indemnity hereunder agrees to return to the Borrower amounts received when any of the foregoing clauses (i) or (ii) of the immediately preceding sentence apply. The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have and will be binding upon and inure to the benefit of any permitted successors and assigns of the Borrower and each indemnified person. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated; provided, however, that as to any Indemnified Party, such indemnity shall not be effective with respect to any litigation or proceeding brought by such Indemnified Party to the extent such litigation or proceeding results in an final, non-appealable judgment by a court of competent jurisdiction against such Indemnified Party. This Section 9.6 shall supersede any and all indemnification provisions entered into before the Effective Date among the Borrower and the Administrative Agent, any Arrangers and any Lenders with respect to this facility. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement. This Section 9.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

9.7. Judgments If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars (the “Judgment Currency”) into a different currency (the “Other Currency”), the parties hereto agree, to the fullest extent they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Judgment Currency with such Other Currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given (or such other rate as may be required by any applicable Law), for the purchase of the Judgment Currency, for delivery two Business Days thereafter.

9.8. Accounting Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9. Severability of Provisions Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lenders The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent, in their capacities as such, on the other hand shall be solely that of borrower and lender. None of the Administrative Agent, the Arrangers or any Lender, in each case, in their capacities as such, shall have any fiduciary responsibilities to any Loan Party. None of the Administrative Agent, the Arrangers or any Lender, in their capacities as such, undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. None of the Administrative Agent, the Arrangers or any Lender shall have any liability with respect to, and each party hereto hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby, including use by unintended recipients of information distributed electronically as provided herein; provided that nothing in this paragraph shall relieve the Parent of any obligation it may have to indemnify an Indemnified Party against special, indirect, consequential or punitive damages paid by such Indemnified Party to a third party.

9.11. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives, and third party settlement providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, regulatory authority or similar body, in each case, purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, notify the Parent as soon as practicable in the event of any such disclosure by such Person unless such notification is prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any of their respective its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (iii) any rating agency, (iv) the CUSIP Service Bureau or any similar organization or (v) any insurers and/or risk protection providers, (g) with the consent of the Parent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party; provided that no disclosure shall be made to any Disqualified Lender. In addition, the Administrative Agent and the Lenders may disclose this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any of the Lenders in connection with the administration or servicing of this Agreement, the other Loan Documents and the Commitments. For the avoidance of doubt, nothing herein prohibits any party hereto and its respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority. Nothing in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents, or any transaction carried out in connection with any transaction contemplated thereby, to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

For purposes of this Section, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, including information received prior to the Effective Date, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Without limiting Section 9.4, each Loan Party agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Loan Parties and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

9.12. Disclosure. Each Loan Party and each Lender hereby acknowledge and agree that Citibank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any Loan Party and its Affiliates.

9.13. USA PATRIOT ACT NOTIFICATION. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (title III of Pub.L.107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act, including, without limitation, for the Borrower if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, to each Lender that so requests, a duly executed and completed Beneficial Ownership Certification. The Borrower shall provide such information promptly upon the request of a Lender.

9.14. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement, any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement or any other Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Note; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1. Appointment and Authority. Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Other than Sections 10.6 and 10.10, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall have no rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3. Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 or 8.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until notice describing such Default or Unmatured Default is given to the Administrative Agent in writing by any Loan Party or any Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Unmatured Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6. Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower unless a Default has occurred and is continuing (and otherwise in consultation with the Borrower), to appoint a successor, which shall be a commercial bank having capital and retained earnings of at least $100,000,000 with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date

.(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower unless a Default has occurred and is continuing (and otherwise in consultation with the Borrower), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed

Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Parent to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 9.6 and 9.10 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender represents and warrants that (1) the Loan Documents set forth the terms of a commercial lending facility and (2) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law).

10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders severally agree to reimburse and indemnify the Administrative Agent (to the extent not promptly reimbursed by the Parent) ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (ii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. No Other Duties, etc. None of the Lenders (or affiliates of Lenders) identified in this Agreement as the “Syndication Agent” or “Arrangers” or “Joint Bookrunners” or “Documentation Agents” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such identified capacity other than those (in the case of those who are Lenders) applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders (or affiliates of Lenders) shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders (and such affiliates) as it makes with respect to the Administrative Agent in Section 10.7.

10.10. Fees. The Parent agrees to pay to the Administrative Agent and Citigroup Global Markets Inc., for their respective accounts, the fees agreed to by the Parent, the Administrative Agent and Citigroup Global Markets Inc. pursuant to that certain letter agreement dated August 30, 2026, or as otherwise agreed in writing from time to time.

10.11. Lender ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person becomes a Lender party hereto, and (y) covenants, from the date such Person becomes a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related hereto).

As used in this Section:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

10.12. Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns) , a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.12 and held for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous

Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of (1) the Federal Funds Effective Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments ) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Advances to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 12.1 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed hereunder by any Loan Party; provided that this Section 10.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower hereunder relative to the amount (and/or timing for payment) of the Obligations of the Borrower hereunder that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 10.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations of the Borrower (or any portion thereof) under any Loan Document.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. If a Default shall have occurred and be continuing, each Lender and each its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Parent or any other Loan Party against any and all of the obligations of the Parent or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Parent or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.2. Ratable Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price promptly restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.2, (ii) by way of participation in accordance with the provisions of Section 12.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

12.2. Assignments by Lenders The Lenders shall not be permitted to assign any Commitments prior to the Closing Date without the prior written consent (not to be unreasonably withheld) of the Parent and the Administrative Agent. On and after the Closing Date, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans under either Tranche at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Tranche of the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment following the Closing Date except to the extent required by paragraph (i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) a Default under Section 7.2, Section 7.6 or Section 7.7 has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof (including the Administrative Agent’s confirmation by telephone that the Borrower has received such notice); and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

Notwithstanding the foregoing and for the avoidance of doubt, Goldman Sachs Bank USA may assign to Goldman Sachs Lending Partners LLC without consent at any time; provided that such assignment shall comply with the other terms and provisions of this Section 12.2 (including delivery of an Assignment and Assumption to the Administrative Agent).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Parent or any of the Parent’s Affiliates or Subsidiaries, (B) to Disqualified Lenders or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its pro rata share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2 and 3.5 and Sections 9.6 and 9.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.4.

12.3. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Disqualified Lender, a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person or the Parent or any of the Parent’s Affiliates or Subsidiaries or any person not engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of business) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.8 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which would require consent of all of the affected Lenders pursuant to the terms of Section 8.2 or of any other Loan Document that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5(e) (it being understood that the documentation required under Section 3.5(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.2; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.20 and 3.6 as if it were an assignee under Section 12.2; and (B) shall not be entitled to receive any greater payment under Sections 3.1, 3.2 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.5. Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.6. Disqualified Lenders. (i) Notwithstanding anything to the contrary contained in this Agreement, no assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause 12.6(i) shall not be void, but the other provisions of this Section 12.6 shall apply.

(ii) If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Commitment and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.2), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Debtor Relief Plan”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Lender does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “Disqualified Lender List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the Disqualified Lender List to each Lender requesting the same.

ARTICLE XIII

NOTICES

13.1. Giving Notice(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

(i) if to the Borrower or any other Loan Party, to it at 200 East Randolph St. Chicago, IL 60601, Attention of Treasurer (Facsimile No. [Redacted]; Telephone No. [Redacted]);

(ii) if to the Administrative Agent, to Citibank, N.A. at Citibank, N.A. One Penns Way, OPS II, Floor 2, New Castle, Delaware 19720, Attention of Agency Operations (Facsimile No. [Redacted]; Telephone No. [Redacted]; email agencyabtfsupport@citi.com);

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Borrower or any other Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

13.2. Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

13.3. Platform.(a) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(b) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by electronic transmission or telephone that it has taken such action. Delivery of an executed counterpart of a signature page to this Agreement or any other Loan Document by telecopier or other electronic transmission (i.e., a “pdf” or “tif” or “DocuSign”) will be as effective as delivery of an original executed counterpart of this Agreement or any other Loan Document. The words “execution,” “signed,” “signature,” and words of like import herein shall be deemed to include electronic signatures, digital copies of a signatory’s manual signature, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

GUARANTY

15.1. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Lenders, the Administrative Agent or any indemnified party arising under the Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lenders, the Administrative Agent or any indemnified party in connection with the collection or enforcement thereof). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty (other than payment thereof), and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

(b) Notwithstanding anything to the contrary in clause (a) above, each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty, the Obligations and any other obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar avoidable or invalid transaction under foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting such fraudulent transfer or conveyance or other similarly avoidable or invalid transaction.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any Lender under this Guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to the other Guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the Lenders under or in respect of this Agreement. In no event, however, shall the Administrative Agent and the Lenders be entitled to more than a single recovery. For the avoidance of doubt, Section 3.5 of this Agreement (and any provisions that cross-reference Section 3.5) shall apply mutatis mutandis to any payment made by a Guarantor under this Guaranty.

15.2. Guaranty Absolute. Each Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any lender with respect thereto. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses, it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c) any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Obligations;

(d) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(e) any failure of the Administrative Agent or any Lender to disclose to such Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such Lender (such Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(f) the failure of any other Person to execute or deliver this Guaranty, any supplement to this Guaranty or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Obligations; or

(g) any other circumstance or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, such Guarantor or any other guarantor or surety (other than payment thereof).

15.3. Rights Of Lenders. Each Guarantor consents and agrees that the Lenders, the Administrative Agent or any indemnified party may at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; and (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor .

15.4. Certain Waivers and Acknowledgements. (a) Each Guarantor waives (i) any defense arising by reason of any disability or other defense of the Borrower, or the cessation from any cause whatsoever (including any act or omission of any Lenders, the Administrative Agent or any indemnified party) of the liability of the Borrower; (ii) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (iii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (iv) any right to proceed against the Borrower or pursue any other remedy in the power of any Lender, the Administrative Agent or any indemnified party whatsoever until the Administrative Agent and the Lenders shall have received payment in full in respect of the Obligations; and (v) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Obligations of the Borrower, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any other Person and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 15.2 and this Section 15.4 are knowingly made in contemplation of such benefits.

(e) The waivers of each Guarantor set forth in this Section 15.4 are made to the fullest extent permitted by applicable Law.

15.5. Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

15.6. Subrogation. Upon the occurrence and solely during the continuance of a Default, no Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been paid and performed in full and the Commitments are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held for the benefit of the Lenders, the Administrative Agent or any indemnified party and shall forthwith be paid to the Lenders, the Administrative Agent or any indemnified party to reduce the amount of the Obligations, whether matured or unmatured.

15.7. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the later of (a) all Obligations and any other amounts payable under this Guaranty are paid in full in cash and (b) the latest Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Lenders or any Lender, the Administrative Agent or any indemnified party exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lenders, the Administrative Agent or any indemnified party in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lenders, the Administrative Agent or any indemnified party are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

15.8. Stay Of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by the Lenders, the Administrative Agent or any indemnified party.

15.9. Condition Of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower such information concerning the financial condition, business and operations of the Borrower as such Guarantor requires, and that none of the Lenders, the Administrative Agent or any indemnified party has any duty, and such Guarantor is not relying on the Lenders, the Administrative Agent or any indemnified party at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower (each Guarantor waiving any duty on the part of the Lenders, the Administrative Agent or any indemnified party to disclose such information and any defense relating to the failure to provide the same).

15.10. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit D hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as a “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Section to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Section, and each reference in this Agreement to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Section, shall mean and be a reference to this Section as supplemented by such Guaranty Supplement.

15.11. Irish Limitation. This Guaranty shall not apply to the extent it would result in the guaranty constituting unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act or constitute a breach of Section 239 of the Irish Companies Act.

15.12. English Limitation. This Guaranty shall not apply to the extent that it would result in any obligation or liability constituting unlawful financial assistance within the meaning of Section 677 of the English Companies Act or any equivalent provision of any applicable law or otherwise being unlawful or in breach of the fiduciary or statutory duties of any director or officer of any Loan Party.

ARTICLE XVI

MISCELLANEOUS

16.1. Choice of Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK PROVIDED, THAT (I) THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) AND WHETHER OR NOT A “MATERIAL ADVERSE EFFECT” HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF, PARENT AND/OR ACQUISITION SUB (OR ANY OF THEIR RESPECTIVE AFFILIATES) HAVE THE RIGHT TO TERMINATE ITS OR THEIR RESPECTIVE OBLIGATION TO

CONSUMMATE THE ACQUISITION UNDER THE ACQUISITION AGREEMENT AND (III) THE DETERMINATION OF WHETHER THE CONDITIONS TO THE ACQUISITION SET FORTH IN THE ACQUISITION AGREEMENT, OTHER THAN SUCH CONDITIONS THAT BY THEIR NATURE ARE TO BE SATISFIED UPON THE CLOSING OF SUCH TRANSACTION, HAVE BEEN SATISFIED OR WAIVED, IN EACH CASE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (INCLUDING IN RESPECT OF THE STATUTE OF LIMITATIONS OR OTHER LIMITATIONS PERIOD APPLICABLE TO ANY CLAIM, CONTROVERSY OR DISPUTE THEREUNDER), WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

16.2. Consent to Jurisdiction, etc. (a) Jurisdiction. The Parent and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Parent or any other Loan Party or its Properties in the courts of any jurisdiction.

(b) Waiver of Venue. The Parent and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d) Agent for Service of Process. Each Loan Party hereby irrevocably appoints the Borrower as its agent for service of process with respect to all of the Loan Documents and all other related agreements to which it is a party (the “Process Agent”) and the Borrower hereby accepts such appointment as the Process Agent and hereby agrees to forward promptly to the Parent all legal process addressed to the Parent received by the Process Agent. Each Loan Party hereby agrees that the failure of the Borrower to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

16.3. WAIVER OF JURY TRIAL. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING (WHETHER IN TORT, CONTRACT, LAW OR EQUITY) INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Guarantors, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

AON PLC, as a Guarantor

By:	/s/ John King
Name: John King
Title: Global Treasurer

AON NORTH AMERICA, INC., as the Borrower

By:	/s/ Robert Lee
Name: Robert Lee
Title: Vice President

AON CORPORATION, as a Guarantor

By:	/s/ Robert Lee
Name: Robert Lee
Title: Vice President

AON GLOBAL HOLDINGS PLC, as a Guarantor

By:	/s/Allistair Patrick Boyd
Name: Allistair Patrick Boyd
Title: Director

AON GLOBAL LIMITED, as a Guarantor

By:	/s/Allistair Patrick Boyd
Name: Allistair Patrick Boyd
Title: Director

[Signature Page to Term Loan Credit Agreement]

CITIBANK, N.A., as a Lender and as Administrative Agent

By:	/s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Chris Choi
Name: Chris Choi
Title: Managing Director

[Signature Page to Term Loan Credit Agreement]

HSBC Bank USA, N.A., as a Lender

By:	/s/ Dilip Chaini
Name: Dilip Chaini
Title: Director

[Signature Page to Term Loan Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Charles Smentkowski
Name: Charkes Smentkowski
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

BANK OF MONTREAL, CHICAGO BRANCH, as a Lender

By:	/s/ Spencer Andrews
Name: Spencer Andrews
Title: Director

[Signature Page to Term Loan Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Evan Moriarty
Name: Evan Moriarty
Title: Director

[Signature Page to Term Loan Credit Agreement]

ING Bank N.V., Dublin Branch, as a Lender

By:	/s/ Rory Fitzgerald
Name: Rory Fitzgerald
Title: Director

By:	/s/ Rosemary Healy
Name: Rosemary Healy
Title: Director

[Signature Page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Ritika Chawla
Name: Ritika Chawla
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

The Bank of New York Mellon, as a Lender

By:	/s/ Matthew Morris
Name: Matthew Morris
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

U.S. Bank National Association, as a Lender

By:	/s/ Han Yu
Name: Han Yu
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

Industrial and Commercial Bank of China Limited, New York Branch, as a Lender

By:	/s/ Chit Lam
Name: Chit Lam
Title: Director

By:	/s/ Robert O’Brien
Name: Robert O’Brien
Title: Executive Director

[Signature Page to Term Loan Credit Agreement]

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as a Lender

By:	/s/ Robert Grillo
Name: Robert Grillo
Title: Executive Director

[Signature Page to Term Loan Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Director

By:	/s/ Alison Lugo
Name: Alison Lugo
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ananda Deroche
Name: Ananda Deroche Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Srisupen Andersen
Name: Srisupen Andersen
Title: SVP

[Signature Page to Term Loan Credit Agreement]

Standard Chartered Bank, as a Lender

By:	/s/ Faye Drew
Name: Faye Drew
Title: Executive Director

[Signature Page to Term Loan Credit Agreement]

The Northern Trust Company, as a Lender

By:	/s/ Lisa DeCristofaro
Name: Lisa DeCristofaro
Title: SVP

[Signature Page to Term Loan Credit Agreement]

China CITIC Bank International Limited, New York Branch, as a Lender

By:	/s/ Qing Hong
Name: Qing Hong
Title: General Manager & Branch Manager, US Branches

[Signature Page to Term Loan Credit Agreement]

National Westminster Bank Plc, as a Lender

By:	/s/ Jonathan Biggs
Name: Jonathan Biggs
Title: Director

[Signature Page to Term Loan Credit Agreement]

Royal Bank of Canada, as a Lender

By:	/s/ Mrudul Kotia
Name: Mrudul Kotia
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

The Bank of Nova Scotia, as a Lender

By:	/s/ Arun Vaidyanathan
Name: Arun Vaidyanathan
Title: Director

[Signature Page to Term Loan Credit Agreement]

UniCreditBank Gmbh New York, as a Lender

By:	/s/ Sam Opitz
Name: Sam Opitz
Title: Head of FIG Americas

By:	/s/ Alek Borowicz
Name: Aleksander Borowicz
Title: Managing Director, FIG Americas

[Signature Page to Term Loan Credit Agreement]

Agricultural Bank of China Limited, New York Branch, as a Lender

By:	/s/ Nelson Chou
Name: Nelson Chou
Title: Senior Vice President and Head of Corporate Banking

[Signature Page to Term Loan Credit Agreement]

The Bank of East Asia, Limited, New York Branch, as a Lender

By:	/s/ James Hua
Name: James Hua
Title: DGM & Head of Corporate Banking

By:	/s/ Daniel Liao
Name: Daniel Liao
Title: SVP & Head of Risk Management

[Signature Page to Term Loan Credit Agreement]

Bank of China Europe S.A., Rotterdam branch, as a Lender

By:	/s/ Jue Xie
Name: Jue Xie
Title: Assistant General Manager

[Signature Page to Term Loan Credit Agreement]

Bank of China Limited, New York Branch, as a Lender

By:	/s/ Raymond Qiao
Name: Raymon Qiao
Title: Executive Vice President

[Signature Page to Term Loan Credit Agreement]

PRICING SCHEDULE

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V
Debt Rating*	Long-Term Senior Unsecured Debt rated at least A by S&P or A2 by Moody’s	Long-Term Senior Unsecured Debt rated at least A- by S&P or A3 by Moody’s but less than the Debt Rating in Level I	Long-Term Senior Unsecured Debt rated at least BBB+ by S&P or Baa1 by Moody’s but less than the Debt Rating in Level II	Long-Term Senior Unsecured Debt rated at least BBB by S&P or Baa2 by Moody’s but less than the Debt Rating in Level III	Long-Term Senior Unsecured Debt rated less than or equal to BBB- by S&P or Baa3 by Moody’s

Applicable Margin for Term SOFR Advances (bps)	75.0	87.5	100.0	112.5	125.0

Applicable Margin for Alternate Base Rate Advances (bps)	0.0	0.0	0.0	12.5	25.0

*

In the event of a split rating, the applicable rating shall be deemed to be higher of the two ratings; provided, if the difference between the two ratings is greater than one sub-grade, the applicable rating shall be deemed to be one sub-grade below the higher of the two ratings, with Level I being the highest rating and Level V being the lowest rating.

The Applicable Margin shall be determined in accordance with the foregoing table based on the Debt Ratings from time to time. The Debt Rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time there is no Debt Rating from Moody’s or S&P, Level V shall apply.

SCHEDULE 1

COMMITMENTS

[On File with Administrative Agent]

SCHEDULE 6.11

EXISTING LIENS

None.

EXHIBIT A

NOTE

[$ ]	[Date	]

Aon North America Inc., a Delaware corporation (the “Borrower”), promises to pay ____________ (the “Lender”) the lesser of the principal sum of _________ Dollars or the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement (as hereinafter defined), in immediately available funds at the main office of Citibank, N.A. in New York, New York, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date applicable to the Lender and shall make such mandatory payments as are required to be made under the terms of Article II of the Credit Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Term Loan Credit Agreement dated as of September 18, 2026 (which, as it may be amended or modified and in effect from time to time, is herein called the “Credit Agreement”), among the Borrower, Aon plc, Aon Global Holdings plc, Aon Global Limited, Aon Corporation, the lenders party thereto, including the Lender, and Citibank, N.A., as Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement. The Credit Agreement, among other things, provides for the making of Loans by the Lender to the Borrower on the Closing Date in an aggregate amount not to exceed the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Loans being evidenced by this Note.

[Signature page follows]

2

AON NORTH AMERICA, INC.

By:
Print Name:
Title:

A-3

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF AON NORTH AMERICA INC.,

DATED ,

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

A-4

EXHIBIT B

COMPLIANCE CERTIFICATE

To: The Lenders parties to the Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Term Loan Credit Agreement dated as of September 18, 2026 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Aon plc, a public limited company organized under the laws of Ireland (the “Parent”), Aon North America, Inc., a Delaware corporation (the “Borrower”), Aon Global Holdings plc, a public limited company organized under the laws of England and Wales, Aon Global Limited, a private limited company organized under the laws of England and Wales, Aon Corporation, a Delaware corporation, the lenders party thereto and Citibank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [title of officer] of the Parent;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Consolidated Group during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, any Default or Unmatured Default that has occurred and is continuing as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 [Please list, in detail, the nature of the condition or event and the action which the Parent has taken, is taking, or proposes to take with respect to each such condition or event]:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [__] day of [___________], 20__.

SCHEDULE I TO COMPLIANCE CERTIFICATE Schedule of Compliance as of ____________, 20__ with Provisions of Section 6.14 of the Credit Agreement

1.	Section 6.14(a) - Consolidated Adjusted EBITDA to Consolidated Expense

A.	Consolidated Adjusted EBITDA (for four fiscal quarters ended ________, 20___)

	(i) Consolidated Net Income	$_____________

	(ii) Consolidated Interest Expense	$_____________

	(iii) expense for taxes paid or accrued	$_____________

	(iv) depreciation	$_____________

	(v) amortization	$_____________

(vi) all extraordinary, one-time, non-recurring, infrequently occurring or unusual charges (including charges in respect of litigation and settlement thereof, termination fees in connection with and pursuant to any merger or acquisition agreement and integration and restructuring charges)

$_____________

(vii) non-cash charges and expenses                                  $_____________

(viii) restructuring related cash and non-cash fees, charges and expenses paid or incurred by the Parent or any Subsidiary (including employee termination costs, technology realization costs, real estate consolidation costs, asset impairments)           $_____________

(ix) the amount of any losses (and minus the amount of any gains) associated with sales of assets other than in the ordinary course of business, and any costs associated with discontinued operations                             $_____________

(x) stock option compensation expense resulting from the adoption of Financial Accounting Standards Board Statement No. 123R and other non-cash, equity-based charges or expenses                                  $_____________

(xi) the amount of any increase (or minus the amount of any decrease) in pension expense (other than service costs) resulting from the application of Financial Accounting Standards Board Statement No. 87 or any successor thereto                $_____________

(xii) any impairment charge or asset write-off or write-down (including related to intangible assets, including goodwill, long-lived assets, and investments in debt and equity)                                        $_____________

(xiii) expense arising from the early extinguishment of indebtedness                      $_____________

(xiv) any fees, costs and expenses (including, without limitation, any issuance costs, advisory and professional fees, any transaction incentives or retention bonuses or similar payments, earnouts or other contingent consideration, and purchase price adjustments), or any amortization thereof, in connection with any proposed or completed acquisition, investment, disposition, issuance, repayment, refinancing or amendment or other modification of any indebtedness and any issuance of equity interests (in each case, including any such transaction undertaken but not completed), in an aggregate amount not to exceed 5% of the aggregate consideration for (or principal amounts of) such transactions (or, in the case of any proposed transaction, 5% of the expected consideration for or principal amount of such proposed transaction, as determined in good faith by the Parent)

$_____________

(xv) any non-cash charges or losses or realized losses attributable to mark-to-market adjustments of derivative instruments entered into in connection with any acquisition                                          $_____________

(xvi) any non-cash or realized gains attributable to mark-to-market adjustments of derivative instruments entered into in connection with any acquisition                                                $_____________

(xvii) Sum of (i) through (xv) minus (xvi)                                $_____________1

B. Consolidated Interest Expense (for four fiscal quarters ended _______, 20__)

$_____________

C. Ratio of A to B to 1.0

D. Consolidated Adjusted EBITDA to Consolidated Interest Expense not to exceed 4.0 to 1.00

E. Ratio [Complies] [Does Not Comply]

2. Section 6.14(b) - Consolidated Leverage Ratio

A. Consolidated Funded Debt (as of __________, 20__)                             $_____________

B. The sum of (x) 65% of all Unrestricted Cash as of the last day of this Measurement Period and (y) the aggregate amount of cash proceeds received by Parent and its Subsidiaries from the issuance of Securities to the extent such proceeds have not been used but are intended to be used in connection with the Acquisition and the other Transactions (or to be used to redeem or otherwise defease such Securities if the Acquisition is not consummated)                                               $_____________

[1]

For any Measurement Period during which Aon plc or any Subsidiary shall have consummated a Specified Transaction, Consolidated Adjusted EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if such Specified Transaction occurred on the first day of such Measurement Period.

C. Consolidated Adjusted EBITDA (set forth in 1.A(xvii) above)                       $_____________

D. Ratio of (A minus B) to C to 1.00

D. Consolidated Leverage Ratio not to exceed [ ] :1.00 2

E. Ratio [Complies] [Does Not Comply]

[2]	Insert applicable ratio as determined by Section 6.14(b) of the Credit Agreement.

CUSIP Number:

EXHIBIT C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee:

[for the Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Aon North America, Inc.

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Term Loan Credit Agreement dated as of September 18, 2026 among Aon plc, Aon North America, Inc., Aon Global Holdings plc, Aon Global Limited, Aon Corporation, the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Aggregate Amount of Commitment/Loans for all Lenders[1]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[14]	CUSIP Number
$	$	%
$	$	%

[7. Trade Date: _______________]

[Page break]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders hereunder.

Effective Date: ___, 20 ___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][3] Accepted:

CITIBANK, N.A., as
Administrative Agent

By:
Title:

[Consented to:][4]

AON NORTH AMERICA, INC.

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.2(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.2(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D

GUARANTY SUPPLEMENT

__________ ___ , ____

Citibank, N.A., as Administrative Agent

One Penns Way, OPS II, Floor 2

New Castle, Delaware 19720

Attention: Agency Operations

Term Loan Credit Agreement dated as of September 18, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Aon plc, Aon North America, Inc. (the “Borrower”), Aon Global Holdings plc, Aon Global Limited, Aon Corporation, the other Loan Parties party to the Credit Agreement, the Lenders party to the Credit Agreement, and Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty set forth in Article XV thereof. The capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Lenders, the Administrative Agent or any indemnified party arising under the Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lenders, the Administrative Agent or any indemnified party in connection with the collection or enforcement thereof). This Guaranty Supplement shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the undersigned under this Guaranty Supplement (other than payment thereof), and the undersigned hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

(b) Notwithstanding anything to the contrary in clause (a) above, the undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty, the Guaranteed Obligations and any other obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar avoidable or invalid transaction under foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting such fraudulent transfer or conveyance or similarly avoidable or invalid transaction.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any Lender under this Guaranty Supplement or the Guaranty, the undersigned will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the Lenders under or in respect of the Credit Agreement. In no event, however, shall the Administrative Agent and the Lenders be entitled to more than a single recovery.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3. Execution in Counterparts. This Guaranty Supplement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Guaranty Supplement by signing any such counterpart.

Section 4. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) THIS GUARANTY SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) The undersigned hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Guaranty Supplement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. The undersigned agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Guaranty Supplement or any other Loan Document against the undersigned or its properties in the courts of any jurisdiction.

(c) The undersigned irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty Supplement or any other Loan Document in any court referred to in paragraph (b) of this Section. The undersigned hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) THE UNDERSIGNED HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By:
Title:

EXHIBIT E

[FORM OF]

SOLVENCY CERTIFICATE

of

AON PLC

AND ITS SUBSIDIARIES

Pursuant to Section 4.2(e)(ii) of the Term Loan Credit Agreement, dated as of September 18, 2026 (the “Credit Agreement”), among Aon plc (the “Parent”), Aon North America, Inc., Aon Global Holdings plc, Aon Global Limited, Aon Corporation, the other Loan Parties party thereto, the Lenders party thereto and Citibank, N.A., as Administrative Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer][treasurer] of the Parent, and not individually, as follows:

As of the date hereof, after giving pro forma effect to the Acquisition and the Transactions, including the making of the Term Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of Parent and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.

The present fair saleable value of the property of Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

E-1

IN WITNESS WHEREOF, the undersigned has executed this certificate in such undersigned’s capacity as [chief financial officer][treasurer] of Parent, on behalf of Parent, and not individually, as of the date first stated above.

AON PLC

By:
Name:
Title:

E-2

EXHIBIT F-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of September 18, 2026 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Aon plc, a public limited company organized under the laws of Ireland, Aon North America, Inc., a Delaware corporation (the “Borrower”), Aon Global Holdings plc, a public limited company organized under the laws of England and Wales, Aon Global Limited, a private limited company organized under the laws of England and Wales, Aon Corporation, a Delaware corporation, the lenders party thereto and Citibank, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: _____________ __, 20[ ]

F-1-1

EXHIBIT F-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of September 18, 2026 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Aon plc, a public limited company organized under the laws of Ireland, Aon North America, Inc., a Delaware corporation (the “Borrower”), Aon Global Holdings plc, a public limited company organized under the laws of England and Wales, Aon Global Limited, a private limited company organized under the laws of England and Wales, Aon Corporation, a Delaware corporation, the lenders party thereto and Citibank, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person (as defined in Section 7701(a)(30) of the Code) status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _____________ __, 20[ ]

F-2-1

EXHIBIT F-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of September 18, 2026 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Aon plc, a public limited company organized under the laws of Ireland, Aon North America, Inc., a Delaware corporation (the “Borrower”), Aon Global Holdings plc, a public limited company organized under the laws of England and Wales, Aon Global Limited, a private limited company organized under the laws of England and Wales, Aon Corporation, a Delaware corporation, the lenders party thereto and Citibank, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _____________ __, 20[ ]

F-3-1

EXHIBIT F-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of September 18, 2026 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Aon plc, a public limited company organized under the laws of Ireland, Aon North America, Inc., a Delaware corporation (the “Borrower”), Aon Global Holdings plc, a public limited company organized under the laws of England and Wales, Aon Global Limited, a private limited company organized under the laws of England and Wales, Aon Corporation, a Delaware corporation, the lenders party thereto and Citibank, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

F-4-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: _____________ __, 20[ ]

F-4-2